Exhibit 10.19

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CLICK COMMERCE, INC.

REQUISITE ACQUISITION INC.,

THOMAS G. WASHING,

as representative,

AND

REQUISITE TECHNOLOGY, INC.

Dated as of November 22, 2005

TABLE OF CONTENTS

Article 1	DEFINITIONS

1.1	Definitions

Article 2	THE MERGER

2.1	The Merger

2.2	Closing

2.3	Conversion of Company Preferred Stock

2.4	Mechanics of Exchange

2.5	Escrow Fund

2.6	Dissenting Stockholders

2.7	Dividends

2.8	Withholding Rights

2.9	Additional Action

2.10	No Further Rights of Transfers

2.11	Certificate of Incorporation of the Surviving Corporation

2.12	By-laws of the Surviving Corporation

2.13	Directors and Officers of the Surviving Corporation

2.14	Working Capital Adjustment

Article 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Due Organization, Good Standing and Corporate Power

3.2	Authorization and Validity of this Agreement

3.3	Capitalization

3.4	Consents and Approvals; No Violations

3.5	Company Financial Statements

3.6	Absence of Certain Changes or Events

3.7	Title to Properties; Encumbrances

3.8	Compliance with Laws

3.9	Litigation

3.10	Employee Benefit Plans

3.11	Employment Relations and Agreements

3.12	Taxes

3.13	Intellectual Property

i

3.14	Broker’s or Finder’s Fee

3.15	Certain Contracts and Arrangements

3.16	Environmental Laws and Regulations

3.17	Insurance

3.18	Working Capital; Accounts Receivable

3.19	Inventories

3.20	Suppliers and Customers

3.21	Bank Accounts and Powers of Attorney

3.22	Disclosure

3.23	Related Party Transactions

3.24	Non-Disclosure Agreements

3.25	Right to Sell and Supply Products

Article 4	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

4.1	Due Organization, Good Standing and Corporate Power

4.2	Authorization and Validity of Agreements

4.3	Capitalization; Issuance of Shares

4.4	Consents and Approvals; No Violations

4.5	Commission Documents; Securities Law Compliance

4.6	Parent Financials

4.7	Broker’s or Finder’s Fee

4.8	Ownership of Sub and Sub’s Operations

4.9	Litigation

4.10	Absence of Certain Changes or Events

Article 5	COVENANTS

5.1	Access to Information Concerning Properties and Records

5.2	Conduct of the Business of the Company Pending the Closing Date

5.3	Company Stockholders’ Approval

5.4	Commercially Reasonable Efforts

5.5	Notification of Certain Matters

5.6	Stock Option and Other Plans

5.7	Company Warrants

5.8	Public Announcements

5.9	Registration

5.10	Financial Statements

5.11	Employee and Employee Benefits Matters

5.12	NASDAQ Listing

5.13	Acquisition Proposals

5.14	COC Incentive Payments

Article 6	CONDITIONS PRECEDENT

6.1	Conditions Precedent to Each Party’s Obligation to Effect the Merger

6.2	Additional Conditions to Obligations of the Company

6.3	Additional Conditions to the Obligations of Parent and Sub

Article 7	TERMINATION AND ABANDONMENT

7.1	Termination

7.2	Effect of Termination

Article 8	THE REPRESENTATIVE

8.1	Representative of the Company Preferred Stockholders and COC Recipients; Power of Attorney

8.2	Actions of the Representative

Article 9	INDEMNIFICATION

9.1	Survival

9.2	Indemnification

9.3	Indemnification Procedure

9.4	Payment of Claims

9.5	Third-Party Claims

9.6	Limitations of Liability

9.7	Indemnification for Taxes

9.8	Exclusive Remedy

9.9	Characterization of Indemnity Payments

Article 10	MISCELLANEOUS

10.1	Fees and Expenses

10.2	Representations and Warranties

10.3	Extension; Waiver

10.4	Notices

10.5	Entire Agreement

10.6	Binding Effect; Benefit; Assignment

10.7	Amendment and Modification

10.8	Further Actions

10.9	Headings

10.10	Counterparts

10.11	Facsimile Signatures

10.12	Applicable Law; Waiver of Jury Trial

10.13	Severability

10.14	Interpretation

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Opinion of Counsel to Parent
Exhibit C	Form of Opinion of Counsel to the Company
Exhibit D	Form of Stockholders Questionnaire
Exhibit E	Cashed Company Preferred Stockholders
Exhibit F	COC Stock Payments and COC Cash Payments

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 22, 2005 (this “Agreement”), by and among CLICK COMMERCE, INC., a corporation organized under the laws of Delaware (“Parent”), REQUISITE ACQUISITION INC., a corporation organized under the laws of Delaware and an indirect wholly-owned subsidiary of Parent (“Sub”), REQUISITE TECHNOLOGY, INC., a corporation organized under the laws of Delaware (the “Company”), and Thomas G. Washing, solely in the capacity of representative of the Company Stockholders and COC Recipients and not in a personal capacity (the “Representative”).  Parent, Sub, the Company and the Representative are herein referred to collectively as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Sub and the Company have determined that the acquisition of the Company by Parent pursuant to the Merger (as defined below) and on the terms and conditions set forth in this Agreement is advisable and in the best interests of their respective corporations and stockholders and consequently have approved the Merger and this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, in order to effectuate the foregoing, upon the terms and subject to the conditions of this Agreement the acquisition will be consummated through a merger of Sub with and into the Company, with the Company being the surviving corporation (the “Merger”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.  When used in this Agreement, the following terms have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

“Acquisition Proposal” has the meaning set forth in Section 5.13(a).

“Adjustment Amount” has the meaning set forth in Section 2.14(a).

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Allowed Delay” has the meaning set forth in Section 5.9(i).

“Alternative Efforts” has the meaning set forth in Section 5.13(a).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Chicago, Illinois.

“Balance Sheet Date” has the meaning set forth in Section 3.5(b).

“Cash Escrow Fund” has the meaning set forth in Section 2.5.

“Cash Merger Consideration” means the cash to be received by the Cashed Company Preferred Stockholders identified on Exhibit E (which exhibit shall be prepared immediately prior to Closing) as receiving cash consideration in the Merger.

“Cashed Company Preferred Stockholders” means those Company Preferred Stockholders identified on Exhibit E as receiving cash consideration in the Merger.

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Certificates” means the stock certificates representing the Company Stock.

“Claim Notice” has the meaning set forth in Section 9.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Working Capital” means the working capital of the Company as of the Effective Time determined in accordance with Section 2.14 and by applying the accounting principles, policies and practices set forth on Schedule 2.14.

“COC Acceptance Form” has the meaning set forth in Section 5.14.

“COC Cash Payments” means the cash payments to be received by the COC Cash Recipients identified on Exhibit F as receiving COC Cash Payments.

“COC Cash Recipients” means those Company employees identified on Exhibit F as receiving COC Cash Payments.

“COC Incentive Payments” has the meaning set forth in Section 3.11(b).

“COC Recipients” means the COC Cash Recipients and the COC Stock Recipients.

“COC Stock Payments” means the number of shares of Parent Common Stock equal to (a) the dollar value of the stock payments to be received by the COC Stock Recipients identified on Exhibit F as receiving COC Stock Payments, (b) divided by the Market Price, rounded down to the next whole share of Parent Common Stock.

“COC Stock Recipients” means those Company employees identified on Exhibit F as receiving COC Stock Payments.

“COC Tax” has the meaning set forth in Section 3.11(b).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Charter” means the Company’s Certificate of Incorporation, as amended and in effect as of the date hereof.

“Company COC Tax” has the meaning set forth in Section 3.11(b).

“Company COC Withholding” has the meaning set forth in Section 3.11(b).

“Company Common Stock” means the fully paid and non-assessable shares of common stock, par value $0.001 per share, of the Company.

“Company Disclosure Letter” means that disclosure letter prepared and delivered by the Company to Parent and Sub prior to entering into this Agreement.

“Company Indemnitees” has the meaning set forth in Section 9.2(b).

“Company Options” mean outstanding stock options and other rights (other than the Company Warrants) exercisable or exchangeable for, or convertible into, Company Stock heretofore granted or issued under any of the Company Option Plans or otherwise.

“Company Option Plans” means all incentive stock option, stock option and stock issuance plans of the Company.

“Company Preferred Stock” means the fully paid and non-assessable shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock.

“Company Preferred Stockholders” means the holders of shares of the Company Preferred Stock.

“Company Property” means any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by the Company or its Subsidiaries.

“Company Stock” means, in aggregate, the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means the holders of shares of Company Stock.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.3.

“Company Transaction Expenses” means the fees and expenses of third-party accountants, attorneys and other professionals, advisors, brokers or finders incurred by the Company and the Company Stockholders with respect to this Agreement, the due diligence performed with respect thereto and the transactions contemplated hereby, and which are included as a liability for purposes of determining the Closing Date Working Capital under this Agreement, but shall not include any fees and expenses for auditors incurred by Parent after the Effective Time in connection with any filings it makes with the Commission, including the Registration Statement or a Form 8-K filed in connection with the Merger or the Registration Statement, except to the extent such fees and expenses relate to the re-audit (or re-review) of previously audited (or reviewed) financial statements of the Company.

“Company Warrants” means the warrants to purchase Company Stock listed on Section 3.3(a) of the Company Disclosure Letter.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Parent and the Company dated August 3, 2005.

“Continuing Employees” has the meaning set forth in Section 5.11.

“Contracts” has the meaning set forth in Section 3.15.

“Control” means direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of any corporation, provided, that a Person is not considered to own voting stock if a third-party, other than an agent of such Person, has the right to vote or control the voting of such stock.

“D&O Insurance” means directors’ and officers’ insurance.

“DGCL” means the General Corporation Law of Delaware.

“Disclosed Severance Obligation” means any severance or similar obligation of the Company disclosed on the Company Disclosure Letter.

“Dissenting Stockholders” has the meaning set forth in Section 2.6.

“Effective Time” has the meaning set forth in Section 2.1(a).

“Employee Benefit Plans” has the meaning set forth in Section 3.10(a).

“End Date” has the meaning set forth in Section 7.1(b).

“Environmental Law” means any Law relating to the protection of the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic under such Environmental Law.

“ERISA” has the meaning set forth in Section 3.10(a).

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Parent, the Company, the Representative and the Escrow Agent, substantially in the form of Exhibit A.

“Escrow Fund” has the meaning set forth in Section 2.5.

“Escrow Release Date” has the meaning set forth in Section 2.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excess Claims” has the meaning set forth in Section 9.6(a)(ii).

“FY04 Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Entity” means any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Immigration Laws” has the meaning set forth in Section 3.11.

“Indebtedness” means all obligations of the Company for borrowed money (including any overdraft), any debenture, bond, note or other similar instrument; any receivable sold or discounted (otherwise than on a non-recourse basis); the purchase price of any asset or service to the extent payable by the Company or its Subsidiaries after the time of sale or delivery to the Company or its Subsidiaries, where the deferred payment is arranged as a method of raising finance or paid more than six months after the sale or delivery date; any finance lease, credit sale or conditional sale agreement; or any guarantee of the foregoing types of indebtedness of any Person.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Intellectual Property” means any U.S. and non-U.S. (i) patents and patent applications, (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (iii) registered and unregistered copyrights and mask works, and applications for registration thereof, (iv) internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet sites, (v) software, including source codes, object codes, computer software programs, databases, data collections and other similar items, (vi) trade secrets and proprietary information not otherwise listed in (i) through (v) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded and (vi) any goodwill associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service or any successor entity thereof.

“Knowledge” means, when referring to the Company, the actual knowledge of Larry Lenhart, Susan Oakes, Steve Fuhrman, Dave Bandi, Jim Pachak, Mike Paschal or Neil Hartley, and when referring to Parent, the actual knowledge of Michael W. Ferro, Jr., Michael W. Nelson, John Tuhey, Nancy Koenig or Steve Cole.

“Law” means any federal, state, local or foreign law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process or administrative interpretation thereof and any court or arbitrator’s ruling, order or process.

“Lien” has the meaning set forth in Section 3.3.

“Losses” has the meaning set forth in Section 9.2(a).

“Market Price” for purposes of this Agreement means $23.10427 per share of Parent Common Stock.

“Material Adverse Effect” with respect to any Person, means any event, change, occurrence, effect, violation or circumstance that has had, or is reasonably likely to have, a material adverse effect on (i) the ability of such Person to perform its obligations under this Agreement or any of the other Transaction Documents or to consummate the transactions contemplated hereby or thereby on a timely basis or (ii) the assets, business, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, except that none of the following shall be deemed in themselves to constitute a Material Adverse Effect (a) any changes in laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities that do not disproportionately affect the Person or any of its Subsidiaries, (b) any changes in general economic conditions that do not disproportionately affect the Person or any of its Subsidiaries, (c) any changes in the industry in which the Person operates that do not disproportionately affect the Person or any of its Subsidiaries, and (d) any changes resulting from the taking of any actions required by this Agreement; provided, however, that in determining whether a Material Adverse Effect in respect of the Company has occurred, the effect of any loss of customers by the Company or its

Subsidiaries as a result of any announcement or disclosure of the transactions contemplated hereby will not be considered.

“Material Contracts” has the meaning set forth in Section 3.15.

“Merger” has the meaning set forth in the third recital of this Agreement.

“Merger Consideration” means, upon consummation of the Merger, the consideration, if any, which a Company Stockholder shall be entitled to receive pursuant to the terms of Section 2.3.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(b).

“Multiemployer Plan” means a “multiemployer pension plan” (as defined in Section 4001(a)(3) of ERISA) or subject to Section 302 of ERISA.

“NLRB” has the meaning set forth in Section 3.11.

“Objection Notices” has the meaning set forth in Section 9.3(b).

“Open Source Code” has the meaning set forth in Section 3.13(i).

“Ownership Representations” has the meaning set forth in Section 9.6(a)(ii).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Commission Filings” means any forms, reports, schedules, statements, registration statements and other documents filed by Parent or its Subsidiaries pursuant to the federal securities laws and the Commission’s rules and regulations, including those filed after the date hereof.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Letter” means that disclosure letter prepared and delivered by Parent and Sub to the Company prior to entering into this Agreement.

“Parent Financials” has the meaning set forth in Section 4.5.

“Parent Indemnitees” has the meaning set forth in Section 9.2(a).

“Parent Stockholders” means the holders of Parent Common Stock.

“Participating Company Preferred Stockholders” means those Company Preferred Stockholders identified on Exhibit E as receiving stock consideration in the Merger.

“Party” and “Parties” have the meanings set forth in the preamble of this Agreement.

“PBGC” means Pension Benefit Guaranty Corporation.

“Permit” has the meaning set forth in Section 3.8(b).

“Permitted Liens” means (i) Liens for taxes not yet due and payable, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (iv) in the case of real property, zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use or occupancy of the affected parcel by the Company, (B) have more than an immaterial effect on the value thereof or its use or (C) would impair the ability of such parcel to be sold for its present use.

“Permitted Transfer” means the transfer of Parent Common Stock by a Company Stockholder (i) if such Company Stockholder is a corporation, partnership or limited liability company, to a director, officer, partner, manager or member thereof, or to an entity controlling, controlled by or under common control with such Company Stockholder and (ii) if such Company Stockholder is a natural person, to such Company Stockholder’s parent, sibling, spouse, or the descendants of any of them, or to an entity formed by or for the benefit of such Company Stockholder or such relatives; provided, that the transferee agrees to be bound by the transfer restrictions contained in Section 2.4(e).

“Person” means and includes an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Pre-Closing Period” has the meaning set forth in Section 3.12(b).

“Registrable Holder” has the meaning set forth in Section 5.9(a).

“Registration Statement” has the meaning set forth in Section 5.9(a).

“Representative” has the meaning set forth in the preamble.

“Resolved Claims” has the meaning set forth in Section 9.3(c).

“Returns” has the meaning set forth in Section 3.12(a).

“Section 5.9 Indemnified Party” has the meaning set forth in Section 5.9(f).

“Section 5.9 Indemnifying Party” has the meaning set forth in Section 5.9(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Separate Financial Statements” has the meaning set forth in Section 3.5(a).

“Series A Stock” means the shares of Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series B Stock” means the shares of Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series C Stock” means the shares of Series C Preferred Stock, par value $0.001 per share, of the Company.

“Series D Stock” means the shares of Series D Preferred Stock, par value $0.001 per share, of the Company.

“Series E Stock” means the shares of Series E Preferred Stock, par value $0.001 per share, of the Company.

“Series F Stock” means the shares of Series F Preferred Stock, par value $0.001 per share, of the Company.

“Statement of Adjustment Amount” has the meaning set forth in Section 2.14(b).

“Stock Escrow Fund” has the meaning set forth in Section 2.5.

“Stock Merger Consideration” means that number of shares of Parent Common Stock equal to (a) the Total Transaction Consideration, less (i) the aggregate of all the COC Cash Payments and (ii) the Cash Merger Consideration, (b) divided by the Market Price, and, for each Participating Company Preferred Stockholder or COC Stock Recipient, rounded down to the next whole share of Parent Common Stock.

“Straddle Period” has the meaning set forth in Section 9.7(b).

“Stub Unaudited Financial Statements” has the meaning set forth in Section 3.5(b).

“Sub” has the meaning set forth in the preamble hereto.

“Subsidiary,” with respect to any Person, means and includes (i) any partnership of which such Person or any of its Subsidiaries is a general partner or (ii) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote fifty percent (50%) or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

“Superior Acquisition Proposal” has the meaning set forth in Section 5.13(b).

“Surviving Corporation” has the meaning set forth in Section 2.1(b).

“Taxes” has the meaning set forth in Section 3.12(a).

“Terminated Company Employees” has the meaning set forth in Section 5.11(a).

“Total Transaction Consideration” means, subject to adjustment pursuant to Section 2.14, $19,500,000.

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Transfer” has the meaning set forth in Section 2.4(c).

“VEBAs” has the meaning set forth in Section 3.10(a).

“WARN” has the meaning set forth in Section 3.11.

“Working Capital Target Amount” means $6,630,000 calculated in accordance with the accounting principles, policies and practices set forth on Schedule 2.14.

ARTICLE 2

THE MERGER

2.1           The Merger.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the DGCL and shall be filed with the Secretary of State of Delaware in accordance with the provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time reflected in such Certificate of Merger as shall be agreed to by Parent and the Company).  The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b)           Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the “Surviving Corporation”).

(c)           From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL.

2.2           Closing.  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article 7, and subject to the satisfaction or waiver of the conditions set forth in Article 6, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Central Standard Time at the offices of McDermott, Will & Emery LLP, 227 West Monroe Street, Chicago, IL  60606, on November 22, 2005, or at such other date, time or place as the Parties shall agree in writing.  Such date is herein referred to as the “Closing Date”.

2.3           Conversion of Company Preferred Stock.

(a)           Subject to Sections 2.3(f), 2.4, 2.5 and 2.6 at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Sub, the Company or any Company Preferred Stockholder:

(i)    each share of Series A Stock outstanding immediately prior to the Effective Time held by a Participating Company Preferred Stockholder shall be converted into the right to receive 0.00861 shares of Parent Common Stock.  Ninety percent (90%) of such Stock Merger Consideration shall be issued to such Stockholder at the Effective Time and the remaining ten percent (10%) shall be deposited into the Stock Escrow Fund established pursuant to Section 2.5.  The shares so deposited into the Stock Escrow Fund shall be paid to such Stockholders, if and when such Parent Common Stock becomes distributable from the Stock Escrow Fund to such Stockholders in accordance with the terms of this Agreement and the Escrow Agreement;

(ii)   each share of Series B Stock outstanding immediately prior to the Effective Time held by a Participating Company Preferred Stockholder shall be converted into 0.01155 shares of Parent Common Stock.  Ninety percent (90%) of such Stock Merger Consideration shall be issued to such Stockholder at the Effective Time and the remaining ten percent (10%) shall be deposited into the Stock Escrow Fund established pursuant to Section 2.5.  The shares so deposited into the Stock Escrow Fund shall be paid to such Stockholders, if and when such Parent Common Stock becomes distributable from the Stock Escrow Fund to such Stockholders in accordance with the terms of this Agreement and the Escrow Agreement;

(iii)  each share of Series C Stock outstanding immediately prior to the Effective Time held by a Participating Company Preferred Stockholder shall be converted into 0.01467 shares of Parent Common Stock.  Ninety percent (90%) of such Stock Merger Consideration shall be issued to such Stockholder at the Effective Time and the remaining ten percent (10%) shall be deposited into the Stock Escrow Fund established pursuant to Section 2.5.  The shares so deposited into the Stock Escrow Fund shall be paid to such Stockholders, if and when such Parent Common Stock becomes distributable from the Stock Escrow Fund to such Stockholders in accordance with the terms of this Agreement and the Escrow Agreement;

(iv)  each share of Series D Stock outstanding immediately prior to the Effective Time held by a Participating Company Preferred Stockholder shall be converted into 0.02086 shares of Parent Common Stock.  Ninety percent (90%) of such Stock Merger Consideration shall be issued to such Stockholder at the Effective Time and the remaining ten percent (10%) shall be deposited into the Stock Escrow Fund established pursuant to Section 2.5.  The shares so deposited into the Stock Escrow Fund shall be paid to such Stockholders, if and when such Parent Common Stock becomes distributable from the Stock Escrow Fund to such Stockholders in accordance with the terms of this Agreement and the Escrow Agreement;

(v)   each share of Series E Stock outstanding immediately prior to the Effective Time held by a Participating Company Preferred Stockholder shall be converted into 0.05423 shares of Parent Common Stock.  Ninety percent (90%) of such Stock Merger Consideration shall be issued to such Stockholder at the Effective Time and the remaining ten percent (10%) shall be deposited into the Stock Escrow Fund established pursuant to Section 2.5.  The shares so deposited into the Stock Escrow Fund shall be paid to such Stockholders, if and when such Parent Common Stock becomes distributable from the Stock Escrow Fund to such Stockholders in accordance with the terms of this Agreement and the Escrow Agreement;

(vi)  each share of Series F Stock outstanding immediately prior to the Effective Time held by a Participating Company Preferred Stockholder shall be converted into 0.08412 shares of Parent Common Stock.  Ninety percent (90%) of such Stock Merger Consideration shall be issued to such Stockholder at the Effective Time and the remaining ten percent (10%) shall be deposited into the Stock Escrow Fund established pursuant to Section 2.5.  The shares so deposited into the Stock Escrow Fund shall be paid to such Stockholders, if and when such Parent Common Stock becomes distributable from the Stock Escrow Fund to such Stockholders in accordance with the terms of this Agreement and the Escrow Agreement; and

(vii) each share of the Company Preferred Stock issued and outstanding immediately prior to the Effective Time held by a Cashed Company Preferred Stockholder shall be converted into cash as follows: Series A Stock, $0.19900; Series B Stock, $0.26681; Series C Stock, $0.33904, Series D Stock, $0.48203; Series E Stock, $1.25299; and Series F Stock, $1.94360.  With respect to each Cashed Company Preferred Stockholder, ninety percent (90%) of the aggregate Cash Merger Consideration to which such Cashed Company Preferred Stockholder is entitled shall be paid to such Stockholder at the Effective Time and the remaining ten percent (10%) of the aggregate Cash Merger Consideration to which such Cashed Company Preferred Stockholder is entitled shall be deposited into the Cash Escrow Fund established pursuant to Section 2.5.  The cash so deposited into the Cash Escrow Fund shall be paid to such Cashed Company Preferred Stockholders, if and when such cash becomes distributable from the Cash Escrow Fund to such Cashed Company Preferred Stockholders in accordance with the terms of this Agreement and the Escrow Agreement.

(b)           Cancellation of Company Common Stock.  Subject to the provisions of Section 2.6, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Dissenting Stockholders and shares held in the Company’s treasury), shall be canceled, retired and cease to exist without payment of any consideration therefor.

(c)           Cancellation of Company Options and Warrants.  At the Effective Time, each issued, outstanding and unexercised Company Option to purchase or otherwise acquire Company Common Stock (whether or not vested) shall be cancelled and terminated without payment of any consideration therefor in accordance with Section 5.6, and any unexercised Company Warrants issued by the Company shall be terminated in accordance with Section 5.7.

(d)           Cancellation of Treasury Stock.  Each share of Company Stock held in the Company’s treasury immediately prior to the Effective Time shall be canceled, retired and cease to exist.

(e)           Conversion of Sub Common Stock.  Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one fully paid and non-assessable share of common stock of the Surviving Corporation.

(f)            Rounding; No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued to Company Stockholders upon conversion of Company Stock into shares of Parent Common Stock in the Merger.  Instead, the number of shares of Parent Common Stock to which a Company Stockholder is entitled pursuant to this Agreement at the Effective Time and upon each distribution of shares of Parent Common Stock from the Escrow Fund, if any, shall be aggregated with all shares of Parent Common Stock to which such Company Stockholder is entitled at such time and then rounded down to the next whole share of Parent Common Stock.

2.4           Mechanics of Exchange.

(a)           At the Effective Time, each Company Preferred Stockholder will be entitled to receive and, upon surrender to Parent of one or more Certificates representing the Company Preferred Stock held by such Company Preferred Stockholder and a duly executed letter of transmittal as described below, Parent shall be obligated, as soon as reasonably practicable (and in any event no later than ten (10) Business Days) after receipt of such Certificates and executed letters of transmittal, to deliver certificates representing that number of shares of Parent Common Stock into which the shares of Company Preferred Stock held by such Company Preferred Stockholder are converted pursuant to Section 2.3.  Any shares of Parent Common Stock into which the shares of Company Preferred Stock convert in the Merger shall be deemed to have been issued at the Effective Time.

(b)           As soon as reasonably practicable (and in any event no later than two (2) Business Days) after the Effective Time, Parent shall mail to each holder of record of Company Stock entitled to receive Merger Consideration hereunder:

(i)            a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss to the Certificates, as appropriate, shall pass, only upon delivery of such Certificates to Parent and shall contain reasonable representations as to the Company Preferred Stockholder’s title to the shares represented by such Certificates), and

(ii)           instructions for use in effecting the surrender of the Certificates, as appropriate, in exchange for certificates evidencing shares of Parent Common Stock.

(c)           In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock into which the shares of Company Preferred Stock represented by such Certificate may be converted in accordance with Section 2.3.  When authorizing such issuance in exchange therefor, Parent may require the owner of such lost, stolen or destroyed Certificate to give Parent such form of indemnity, as Parent shall reasonably direct, against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d)           Parent may, at its option, meet its obligations under this Section 2.4 through its transfer agent or other bank selected by Parent to act as exchange agent in connection with the Merger.

(e)           By tendering its shares of Company Preferred Stock and by accepting the consideration set forth in Section 2.3, each Company Preferred Stockholder shall be deemed to have agreed: (i) to the appointment of the Representative as representative of the Company

Preferred Stockholders in accordance with the terms of Article 8, (ii) to the indemnification provisions of Article 9, (iii) that, in accordance with Section 2.5, Parent will place into escrow a portion of the Stock Merger Consideration deliverable to such Company Preferred Stockholder subject to and for the purpose of securing the Company Preferred Stockholders’ indemnity obligations under this Agreement, (iv) that the Stock Merger Consideration deliverable to such Company Preferred Stockholder pursuant to this Agreement shall not be sold, transferred, pledged, disposed of or encumbered (each, a “Transfer”) (except for Permitted Transfers) for the period beginning on the Closing Date and ending, on the date falling ninety (90) days after the Effective Time, and (v) that each certificate representing shares of Parent Common Stock constituting the Stock Merger Consideration shall bear appropriate legends referring to such restrictions and to any restrictions on transfer under applicable securities laws.

2.5           Escrow Fund.  At the Effective Time, Parent shall deliver to the Escrow Agent (i) that number of shares of Parent Common Stock required to be deposited into escrow in accordance with Section 2.3 or Section 5.14 (the shares described in this clause, including all dividends, distributions or earnings attributable thereto, collectively, the “Stock Escrow Fund”) and (ii) that amount of cash  required to be deposited into escrow in accordance with Section 2.3 or Section 5.14 (the “Cash Escrow Fund”, and together with the Stock Escrow Fund, the “Escrow Fund”) subject to the Escrow Agreement for the purpose of securing the Company Preferred Stockholders’ and COC Recipients’ indemnity obligations under this Agreement.  In accordance with the terms of the Escrow Agreement, on the date that is 12 months after the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter) (the “Escrow Release Date”), the Escrow Agent will allocate shares of Parent Common Stock and cash or other assets remaining in the Escrow Fund, if any, among the Company Preferred Stockholders and COC Recipients in accordance with Section 2.3 and deliver such shares and cash or other assets to them at the addresses listed on the Company’s stock records or to an address or account designated by any such Company Preferred Stockholder, COC Recipient or the Representative to the Escrow Agent in writing.  Subject to and in accordance with the terms of the Escrow Agreement, the Escrow Agent shall withhold from delivery of the Escrow Fund (proportionately as to the Stock Escrow Fund and the Cash Escrow Fund) the equivalent of any amounts then in dispute relating to indemnification obligations arising under this Agreement, provided, that the withheld amount, to the extent not applied in satisfaction of indemnification obligations, shall be delivered to the Company Preferred Stockholders and COC Recipients as described above promptly upon resolution of such dispute.

2.6           Dissenting Stockholders.  Notwithstanding anything contained in this Agreement to the contrary but only to the extent required by the DGCL, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and are held by Company  Stockholders who comply with all the provisions of the DGCL concerning the right of Company Stockholders to demand appraisal of their shares of Company Stock in connection with the Merger (such holders, “Dissenting Stockholders”) shall not be converted into the right to receive the Merger Consideration, but shall only become convertible into the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the law of the State of Delaware; provided, however, that if any Dissenting Stockholder who demands appraisal of such Company Stockholder’s shares of Company Stock under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time, or the occurrence of such event, whichever occurs later, such

Company Stockholder’s shares of Company Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Stock Merger Consideration or Cash Merger Consideration, if any, to which such Company Stockholder would otherwise be entitled pursuant to Section 2.3, without interest thereon, and such Company Stockholder shall no longer be a Dissenting Stockholder.  The Company shall give Parent and Sub (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company after the date hereof and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal.  The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any demand.  Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, comply with the DGCL to satisfy the obligations of the Company with respect to the Dissenting Stockholders.

Notwithstanding anything in this Agreement to the contrary, all defined terms used with respect to calculating the Merger Consideration and allocating it among the Company Preferred Shareholders will be reduced proportionately to reflect any shares held by Dissenting Stockholders.

2.7           Dividends.  No dividends or other distributions with respect to shares of Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock represented thereby by reason of the conversion of shares of Company Stock pursuant to Section 2.3 until such Certificate is surrendered in accordance with this Agreement or an affidavit of lost Certificate delivered in accordance with Section 2.4(c).  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the shares of Parent Common Stock represented by such Certificate are registered at the time of such surrender, the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to shares of Parent Common Stock.

2.8           Withholding Rights.

(a)           Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 and Section 5.14 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign laws relating to Taxes.  To the extent that amounts are so withheld by Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parent, and Parent shall remit such withheld amounts to the appropriate tax authorities.  Such withholding may be made from any transfer of shares of Parent Common Stock otherwise required to be made pursuant to Section 2.3.

(b)           Prior to the Closing, the Company shall provide to Parent, as part of Section 3.11(b) of the Company Disclosure Letter, the Company’s estimate of the aggregate federal, state, local, foreign or other employment tax (i) required to be withheld by Parent or the Surviving Corporation from the COC Incentive Payments (“Company COC Withholding”), and (ii) payable by Parent and the Surviving Corporation to federal, state, local, or foreign taxing authorities with respect to any COC Incentive Payments, but without regard to amounts withheld (“Company COC Tax”, and together with the Company COC Withholding, the “COC Tax”).  Parent and the Surviving Corporation shall pay to the federal, state, local, foreign or other taxing authority all COC Tax, provided, that to the extent such payment includes Company COC Withholding with respect to a COC Stock Payment, such withholding shall be made from any transfer of shares of Parent Common Stock otherwise required to be made pursuant to Section 5.14.  To the extent that the aggregate amount of Company COC Tax actually paid by Parent and the Surviving Corporation (other than amounts erroneously paid by Parent, the Company or the Surviving Corporation, and other than amounts for which payment is not required upon the filing of prescribed documentation or other information) exceeds the aggregate amount set forth on Section 3.11(b) of the Company Disclosure Letter, such excess shall be treated as a “Loss” for purposes of Section 9.2(a).

(c)           The parties agree that Merger Consideration delivered to the Escrow Agent for deposit into the Escrow Fund shall not be subject to withholding until subsequent distribution thereof, and that the portion of COC Incentive Payments to be delivered to the Escrow Agent for deposit into the Escrow Fund shall be subject to withholding on delivery thereof.

2.9           Additional Action.  The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either or both of the Company and Sub reasonably necessary in order to consummate the transactions contemplated by this Agreement.

2.10         No Further Rights of Transfers.  At and after the Effective Time, each Company Stockholder shall cease to have any rights as a stockholder of the Company, except as provided herein or as otherwise required by applicable law.  At the Effective Time, the stock ledger of the Company shall be closed, and no transfer of shares of Company Stock shall thereafter be made.

2.11         Certificate of Incorporation of the Surviving Corporation.  The Certificate of Incorporation of the Company, as in effect immediately before the Effective Time but to the extent amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time.

2.12         By-laws of the Surviving Corporation.  The By-laws of Sub, as in effect immediately before the Effective Time, shall be the By-laws of the Surviving Corporation immediately after the Effective Time.

2.13         Directors and Officers of the Surviving Corporation.  The directors of Sub immediately before the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, such directors to hold office subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.  The officers of Sub immediately before the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, such officers to hold office subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

2.14         Working Capital Adjustment.

(a)           The “Adjustment Amount” means the number obtained, whether positive or negative, by starting with (a) the Closing Date Working Capital, as determined pursuant to this Section 2.14, and subtracting (b) the Working Capital Target Amount.

(b)           For purposes of calculating the Adjustment Amount, within thirty (30) days after the Closing Date, Parent shall prepare and deliver to the Representative a statement (the “Statement of Adjustment Amount”) setting forth a calculation of the Closing Date Working Capital determined by applying the accounting principles, policies and practices set forth on Schedule 2.14.

(c)           The Closing Date Working Capital shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof, unless the Representative gives written notice to Parent of the Company Stockholders’ disagreement with the Closing Date Working Capital prior to such date, at which time the Closing Date Working Capital shall only be final and binding upon the parties on final resolution of such disagreement.  Any notice of disagreement given by the Representative shall specify in reasonable detail the nature of any disagreement so asserted.

(d)           If the Adjustment Amount, calculated based on the Closing Date Working Capital as finally agreed to by the Representative and Parent or as determined pursuant to Section 2.14(f), is negative, then the Escrow Fund shall be reduced in aggregate by the amount that the Working Capital Target Amount exceeds the Closing Date Working Capital, with (1) shares of Parent Common Stock, valued at the Market Price, reduced from the Stock Escrow Fund in proportion to the Total Merger Consideration, (2) cash reduced from the Cash Escrow Fund in proportion to the Total Merger Consideration, and (3) such cash and Parent Common Stock shall be returned to Parent.  All reductions of the Stock Escrow Fund and the Cash Escrow Fund pursuant to this Section 2.14(d) shall be made on a proportionate basis as to the Company Preferred Stockholders’ and COC Recipients’ interests therein.

(e)           If the Adjustment Amount, calculated based on the Closing Date Working Capital as finally agreed to by the Representative and Parent or as determined pursuant to Section 2.14(f), is positive, then Parent shall deliver shares of Parent Common Stock, valued at the Market Price, and cash to the Company Preferred Stockholders and the COC Recipients, with an aggregate value equal to the amount by which the Closing Date Working Capital exceeds the Working Capital Target Amount.  In connection with a distribution pursuant to this Section 2.14(e), a Company Preferred Stockholder or COC Recipient shall receive the same type of consideration (either Parent Common Stock or cash) as such Company Preferred Stockholder or COC Recipient was entitled to at the Effective Time as set forth in Sections 2.3 or 5.14, as applicable, and such distribution of Parent Common Stock or cash to Company Preferred Stockholders and COC Recipients shall be, in each case, in proportion to their interest in the Total Merger Consideration at the Effective Time; provided, however, that any Parent Common Stock or cash delivered by Parent pursuant to this Section 2.14(e) shall be delivered ninety percent (90%) to the Company Preferred Stockholders and COC Recipients, as described above, and ten percent (10%) to the Escrow Agent to hold in the Escrow Fund pursuant to Section 2.5.

(f)            If the Representative and Parent are not able to resolve any dispute relating to the Statement of Adjustment Amount within sixty (60) days after Representative’s receipt of the Statement of Adjustment Amount, any remaining disputes shall be resolved by PricewaterhouseCoopers LLP (the “Accounting Firm”), who shall, acting as experts and not as arbitrators, determine in accordance with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, Parent’s determination of the Closing Date Working Capital requires adjustment.  The Accounting Firm shall be instructed to resolve such disputes within thirty (30) days after its appointment.  The resolution of disputes by the Accounting Firm shall be set forth in writing and shall be conclusive and binding upon all parties and the Statement of Adjustment Amount, as modified by such resolution, shall become final and binding upon the date of such resolution.  The Escrow Agent (solely to the extent of the Escrow Fund) and Parent shall each bear fifty percent (50%) of the fees and costs of the Accounting Firm.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub that, except as set forth in the corresponding sections, if applicable, of the disclosure letter delivered by the Company to Parent and Sub upon or prior to entering into this Agreement (the “Company Disclosure Letter”), the statements contained in this Article 3 are true and complete as of the date hereof and will be true and complete as of the Closing Date:

3.1           Due Organization, Good Standing and Corporate Power.  Set forth in Section 3.1 of the Company Disclosure Letter is an accurate and complete list of the Subsidiaries of the Company.  Each of the Company and its Subsidiaries has been duly organized and is validly existing as a corporation and in good standing under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate or other applicable power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had, does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company has, prior to the date of this Agreement, made available to Parent complete and correct copies of the Company Charter and By-laws and the comparable governing documents of each of its Subsidiaries, in each case as amended and in full force and effect.  None of the Company and its Subsidiaries is in violation of its Certificate of Incorporation or other organizational or governing documents.

3.2           Authorization and Validity of this Agreement.  The Company has the requisite corporate power and authority to execute and deliver each of the Transaction Documents, to perform its obligations hereunder and thereunder and (subject to the approval of the Company Stockholders) to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of each of the Transaction Documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved by its Board of Directors, and except for the approval of the Company Stockholders, no other corporate action on the part of the Company is necessary to authorize the Company’s performance of its obligations hereunder and the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and constitutes, and upon the execution and delivery by the Company of the Escrow Agreement, the Escrow Agreement shall constitute, legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.3           Capitalization.

(a)           The authorized capital stock of the Company immediately prior to the Effective Time consists of: (i) 100,000,000 shares of Company Common Stock, of which 5,669,781 shares have been issued and are outstanding; and (ii) 20,678,113 shares of Company Preferred Stock, (A) 506,130 shares of which have been designated as Series A Stock, all of which have been issued and are outstanding; (B) 4,698,803 shares of which have been designated as Series B Stock, of which 4,678,179 shares have been issued and are outstanding; (C) 4,432,176 shares of which have been designated as Series C Stock, of which 4,419,135 shares have been issued and are outstanding; (D) 3,250,003 shares of which have been designated as Series D Stock, all of which have been issued and are outstanding; (E) 4,411,768 shares of which have been designated as Series E Stock, all of which have been issued and are outstanding; and (F) 3,412,898 shares of which have been designated as Series F Stock, 3,412,898 of which have been issued and are outstanding.  There are (w) 190,000 shares of Company Common Stock held as treasury shares, (x) 5,276,287 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans, (y) 2,486,680 shares of Company Common Stock subject to issuance upon exercise of outstanding Company Options (as a result of the acceleration of Company Options pursuant to the terms of the 1999 Equity Incentive Plan resulting from the Merger), and (z) 65,904 shares of Company Common Stock and 33,669 shares of Company Preferred Stock subject to issuance upon exercise of outstanding Company Warrants.  Section 3.3(a) of the Company Disclosure Letter identifies all of the record owners of the issued and outstanding shares of each class of capital stock of the Company.  All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, were not issued in violation of any preemptive rights, and were issued in compliance with all applicable federal and state securities Laws, including those concerning the issuance of securities.  There are no outstanding or authorized Company Options or other commitments or claims of any character, contingent or otherwise, pursuant to which the Company or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company or any of its Subsidiaries.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Stock or any shares of capital stock of any Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries has authorized or outstanding bonds, debentures, notes or other indebtedness which entitle the holders to vote (or are convertible or exercisable for or exchangeable into securities which entitle the holders to vote) with the stockholders of such Person on any matter.  Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any Person (other than any Subsidiary of the Company).  All of the outstanding shares of capital stock of each of the Subsidiaries of the Company are owned, of record and beneficially, by the Company or one or more of its Subsidiaries free and clear of any liens, security interest, charge or encumbrance of any kind or nature, other than the right of first refusal set forth in the Company By-laws (each, a “Lien”).  Except as provided in the DGCL or the Company Charter, there are no restrictions of any kind that prevent or restrict the payment of dividends by the Company or any of its Subsidiaries.

(b)           The stock register of the Company accurately records the name of each Person owning Company Stock, the certificate number of each certificate evidencing such Company Stock, the number of shares evidenced by each such certificate and the date of issuance thereof.

(c)           The number of shares of Company Stock set forth opposite the name of each Company Stockholder in Section 3.3(a) of the Company Disclosure Letter are owned beneficially by each such Company Stockholder free and clear of all Liens imposed by or through the Company.

(d)           To the Knowledge of the Company, there are no voting agreements with respect to any of the Company Stock or any of the shares of capital stock of any of the Subsidiaries of the Company.

3.4           Consents and Approvals; No Violations.  The filing of the Certificate of Merger as required by the DGCL and the requirements of federal and state securities laws, and assuming approval of this Agreement by the Company Stockholders, the Company’s execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and shall not (w) violate or conflict with any provision of the Company Charter or its By-Laws or the comparable governing documents of any of its Subsidiaries, (x) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets is bound, (y) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity or (z) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any Material Contract, other than, in the case of (x), (y) and (z), any such violation, conflict, or other result that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or on the Surviving Corporation.

3.5           Company Financial Statements.

(a)           The Company has delivered to Parent the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the twelve (12) months then ended (the “FY04 Audited Financial Statements”).  The FY04 Audited Financial

Statements have been prepared in accordance with GAAP.  The FY04 Audited Financial Statements are based upon the information contained in the books and records of the Company and its Subsidiaries and fairly present the financial condition of the Company and its Subsidiaries at the date thereof and the results of the operations and cash flows of the Company and its Subsidiaries and the changes in their financial condition for the period indicated.

(b)           The Company has delivered to Parent the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2005 (such balance sheet, the “Most Recent Balance Sheet” and such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of income for the nine (9) months then ended (collectively, the “Stub Unaudited Financial Statements”).  The Stub Unaudited Financial Statements have been prepared in accordance with GAAP, subject to customary year-end adjustments and except for the absence of footnote disclosures.  The Stub Unaudited Financial Statements are based upon the information contained in the books and records of the Company and its Subsidiaries and fairly present the financial condition of the Company and its Subsidiaries at the date thereof and the results of the operations and cash flows of the Company and its Subsidiaries and the changes in their financial condition for the periods indicated.

(c)           Neither the Company nor any of its Subsidiaries has outstanding any claims, liabilities or Indebtedness, contingent or otherwise, of any kind whatsoever (whether accrued, absolute, contingent or otherwise, and whether or not reflected or required to be reflected in the Company’s Financial Statements), except for (i) liabilities reflected or reserved against in the Most Recent Balance Sheet and (ii) liabilities which have arisen after the date thereof in the ordinary course of business.  No material claims, liabilities or Indebtedness, contingent or otherwise, of any kind whatsoever (whether accrued, absolute, contingent or otherwise, and whether or not reflected or required to be reflected in the Company’s Financial Statements) of any of the Company or any of its Subsidiaries has arisen after the date of the Most Recent Balance Sheet, other than in the ordinary course of business.

3.6           Absence of Certain Changes or Events.  Since December 31, 2004, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and, since such date, there has not been any Material Adverse Effect on the Company.  Without limiting the generality of the foregoing since December 31, 2004:

(a)           the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, involving more than $100,000 in the aggregate, other than for a fair consideration in the ordinary course of business;

(b)           the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 of expenditures and outside the ordinary course of business;

(c)           other than an agreement, contract, lease or license that has expired pursuant to its terms, no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 of expenditures to which the Company is a party or by which it is bound;

(d)           the Company has not imposed upon any of its assets, tangible or intangible, any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (A) mechanic’s, materialmen’s, and similar liens, (B) liens for Taxes not yet due and payable, (C) purchase money liens and liens securing rental payments under capital lease arrangements, and (D) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, in each case that has no Material Adverse Effect on the Company;

(e)           the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 in the aggregate or outside the ordinary course of business;

(f)            the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) either involving more than $20,000 in the aggregate or outside the ordinary course of business;

(g)           the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $20,000 singly or $100,000 in the aggregate;

(h)           the Company has not materially changed any of its payment policies with its landlords, vendors, suppliers or other creditors;

(i)            the Company has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

(j)            the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $20,000 in the aggregate or outside the ordinary course of business;

(k)           the Company has not had any adverse change in its relationships with its material customers or suppliers, except for changes that, individually or in the aggregate, have no Material Adverse Effect on the Company;

(l)            the Company has not abandoned any Company Intellectual Property or granted any right, title or interest in any Company Intellectual Property, or entered into any agreement not to sue, with respect to any Company Intellectual Property other than licenses to customers, resellers and service partners in the ordinary course of its business;

(m)          there has been no change made or authorized in the Company Charter or the Company By-laws;

(n)           the Company has not issued, sold, or otherwise disposed of any of its capital stock (other than the issuance of stock from the exercise of stock options), or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(o)           the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(p)           the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(q)           the Company has not made any loan to, or entered into any other transaction with, any of its directors or officers or, outside of the ordinary course of business, any of its employees;

(r)            the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(s)           the Company has not granted any increase in the base compensation of any of its directors or officers or employees, outside the ordinary course of business;

(t)            the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(u)           the Company has not made any other change in employment terms for any of its directors or officers or employees, outside of the ordinary course of business;

(v)           the Company has not made or pledged to make any charitable or other capital contribution to any entity in excess of $5,000 in the aggregate;

(w)          the Company has not made any material change in its accounting methods, principles or practices, except as required by GAAP;

(x)            the Company has not made any Tax (as defined in Section 3.12 hereof) election, other than in accordance with past practice, or settlement or compromise of any material Tax liability;

(y)           there has not been any other occurrence, event, incident, action or, where an action is required by applicable Law or contract, failure to act, or any transaction outside the ordinary course of business involving the Company, that has resulted in, or could reasonably be expected to give rise to, a Material Adverse Effect on the Company; and

(z)            the Company has not legally contracted itself to be bound by any of the foregoing.

3.7           Title to Properties; Encumbrances.  The Company and each of its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, (a) all of its material tangible properties and assets (real and personal), including all the properties and assets reflected in the Most Recent Balance Sheet, and (b) all the tangible properties and assets used by them or purchased by the Company and any of its Subsidiaries since the Balance Sheet Date, except for any of such properties and assets which have since been sold or otherwise disposed of in the ordinary course of business, in each case subject to no Liens other than Liens reflected or reserved against in the Most Recent Balance Sheet and Permitted Liens.  None of the Company or any of its Subsidiaries own any fee interest in real property.

3.8           Compliance with Laws.

(a)           Except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries (i) are in compliance with all applicable Laws and (ii) have not received notification of any asserted present or past failure to so comply.

(b)           The Company and its Subsidiaries hold all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (each a “Permit”, and collectively, the “Permits”) that are necessary for the operation of the business of the Company and/or its Subsidiaries as now conducted, except to the extent that any failure to hold a Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  There has not occurred any suspension, cancellation or default of or under any such Permit, and, to the Company’s Knowledge, no such suspension, cancellation or default is pending or threatened, except to the extent that any suspension, cancellation or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.9           Litigation.

(a)           There is no action, suit, proceeding at law or in equity, or any arbitration or administrative or other proceeding by or before (or to the Company’s Knowledge any inquiry or investigation by) any Governmental Entity, pending, or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any of their officers, directors or shareholders in their capacity as such.

(b)           There are no suits, actions, claims, proceedings or investigations pending or, to the Company’s Knowledge, threatened, seeking to prevent, materially delay or challenge the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding, including any judgment, order or decree that may prevent or materially delay the consummation of the transactions contemplated by this Agreement.  To the Company’s Knowledge, there are no facts, events or occurrences reasonably likely to result in such a claim.

3.10         Employee Benefit Plans.

(a)           List of Plans.  Set forth in Section 3.10(a) of the Company Disclosure Letter is an accurate and complete list of all domestic and foreign (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), whether qualified or non-qualified, and whether funded or unfunded; (ii) bonus, stock option, stock purchase, stock appreciation right, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”) under Section 501(c)(9) of the Code, profit-sharing, pension, or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.10, any predecessors to the Company or to any of its Subsidiaries and all employers (whether or not incorporated) that would be treated together with the Company, any of its Subsidiaries and/or any Company Stockholder as a single employer within the meaning of Section 414 of the Code or with respect to which the Company or any of its Subsidiaries has any liability (“Employee Benefit Plans”).

(b)           Status of Plans.  Each Employee Benefit Plan (including any related trust or insurance contract) complies in all material respects in form with the requirements of all applicable laws, including, without limitation, ERISA, the Code, and foreign tax, labor, securities, data privacy, currency exchange control and other laws, and has at all times been maintained and operated in all material respects in substantial compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code.  All required reports and descriptions (including, without limitation, annual reports on IRS Form 5500-series 990, summary annual reports, PBGC 1s, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan.  Neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan, except to comply with applicable law or the terms of any applicable collective bargaining agreement.  To the Company’s Knowledge, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan subject to existing rights of participants therein.  To the Company’s Knowledge, no event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

(c)           Liabilities.

(i)            No Employee Benefit Plan is or was subject to Title IV of ERISA or Section 412 of the Code, and no Employee Benefit Plan is or was a Multiemployer Plan.

(ii)           Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is (a) a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all material respects in substantial compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or (b) a “group health plan” (as defined in 45 Code of Federal Regulations Section 160.103) that has not been administered and operated in all material respects in substantial compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is subject to any liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation.  No Employee Benefit Plan which is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA.  Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements in all material respects.  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

(iii)          Except to the extent required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (or similar provisions of applicable state law), neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Company nor any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service.

(iv)          Neither the Company nor any of its Subsidiaries has incurred any liability for any tax or excise tax arising under Title 26, Subtitle D, Chapter 43 of the Code, and to the Company’s Knowledge no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such liability.

(v)           To the Company’s Knowledge, there are no actions, suits, claims or disputes pending, or threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims).  To the Company’s Knowledge, no fact or event exists that could reasonably be expected to give rise to any such action, claim or proceeding.  Neither the Company nor any of its Subsidiaries is subject to any penalty or tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code and no action has occurred that could reasonably be expected to give rise to such a penalty or tax.  To the Company’s Knowledge, no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Company or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan.  To the Company’s Knowledge, no Employee Benefit Plan or any fiduciary thereof (in such capacity) has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

(d)           Contributions.  Full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof and such contributions or premiums have been timely deposited into the appropriate trusts or accounts.

(e)           Insurance Company Investments.  No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the Knowledge of the Company, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

(f)            Tax Qualification.  Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or opinion letter from the IRS.  Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has received a current favorable determination letter or opinion letter from the IRS.  Since the date of each most recent determination referred to in this paragraph (f), to the Company’s Knowledge no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.  All tax-qualified Employee Benefit Plans have been amended to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001.

(g)           Triggering Events.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries.  No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not limit Parent’s ability to amend or terminate any of the Employee Benefit Plans after the Effective Time.

(h)           Classification.  The Company and its Subsidiaries have classified all individuals who perform services for them correctly in all material respects under each Employee Benefit Plan, ERISA, the Code and other applicable Law as common law employees, independent contractors or leased employees.

(i)            Documents.  The Company has delivered or caused to be delivered to Parent true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all plan documents as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination or opinion letter, obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500-series or 990 for the most recent year; (vi) the most recently prepared financial statements; (vii) all minutes with respect to the meetings of each Employee Benefit Plans’ administrative committee and/or plan administrator; and (vii) all contracts and agreements relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, recordkeeping agreements and collective bargaining agreements.

3.11         Employment Relations and Agreements.

(a)           (i) Each of the Company and its Subsidiaries is in compliance in all material respects with all federal, foreign, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice as determined by the National Labor Relations Board (“NLRB”), (ii) to the Company’s Knowledge, no unfair labor practice charge or complaint against the Company or any of its Subsidiaries is pending before the NLRB or an equivalent tribunal under applicable state or foreign law, (iii) there is no labor strike, slowdown, stoppage or material dispute pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries, (iv) no representation question exists respecting the employees of the Company or any of its Subsidiaries, (v) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is or has been a party to a collective bargaining agreement, (vi) neither the Company nor any of its Subsidiaries is experiencing or has experienced any material labor difficulty during the last three years, (vii) no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is pending and no claim thereunder exists or, to the Company’s Knowledge, is threatened with respect to the Company’s or its Subsidiaries’ operations, (viii) neither the Company nor any of its Subsidiaries has any Equal Employment Opportunity Commission charges or other claims of employment discrimination pending or, to the Company’s Knowledge, currently threatened against the Company or any such Subsidiary, (ix) to the Company’s Knowledge, no wage and hour department investigation has been made of the Company or any of its Subsidiaries, (x) neither the Company nor any of its Subsidiaries had any occupational health and safety claims against the Company or any such Subsidiary, (xi) the Company and each of its Subsidiaries is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”), (xii) there has been no “mass layoff” or “plant closing” by the Company as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff or plant closing that would trigger notice pursuant to WARN or state law equivalent, within ninety (90) days prior to the Closing Date, and (xiii) to the Company’s Knowledge, no executive, key employee, or significant group of employees plans to terminate employment with any of the Company or any of its Subsidiaries during the next twelve (12) months other than the Terminated Company Employees.  To the Company’s Knowledge, the Company and its Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have they been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or to the Company’s Knowledge, threatened.

(b)           Section 3.11(b) of the Company Disclosure Letter sets forth the full amount due to each individual under the Company’s Change of Control Incentive Plan (the “COC Incentive Payments”).

3.12         Taxes.

(a)           Tax Returns.  The Company and each of its Subsidiaries has timely filed or caused to be timely filed or shall timely file or cause to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) for Taxes (as hereinafter defined) (the “Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date.  The Returns, in all material respects have accurately reflected and shall reflect accurately all liability for Taxes of the Company and each of its Subsidiaries for the periods covered thereby.  “Taxes” shall mean all taxes, and all governmental assessments, charges, duties, fees, levies or other charges, including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group, or of a contractual obligation to indemnify any Person or other entity.

(b)           Payment of Taxes.  All Taxes due and owing by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or prior to the Closing Date and, with respect to any taxable year or other taxable period beginning on or prior to and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Period”), have been timely paid or shall be timely paid in full on or prior to the Closing Date or with respect to taxable periods ending on or prior to September 30, 2005 have been accrued and adequately disclosed and fully provided for on the Financial Statements of the Company and its Subsidiaries in accordance with GAAP.

(c)           Other Tax Matters.

(i)            Neither the Company nor any of its Subsidiaries has been the subject of any audit or other examination of Taxes by the tax authorities of any nation, state or locality, and to the Company’s Knowledge, no such audit or other examination is contemplated or pending, nor has the Company or any of its Subsidiaries received any notices from any taxing authority relating to any issue which could reasonably be expected to materially affect the Tax liability of the Company or any of its Subsidiaries.

(ii)           Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the laws of any jurisdiction or any state or locality with respect to Taxes, for any taxable period for which the statute of limitations has not expired.

(iii)          All Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third-party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(iv)          There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company, any Subsidiary, or any predecessor or Affiliate of any of them and any other Person under which Parent, Sub, the Company or any of its Subsidiaries could be liable for any Taxes or other claims of any Person.

(v)           No Indebtedness of the Company or any of its Subsidiaries consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code or bears interest that is otherwise nondeductible pursuant to Section 163 of the Code.

(vi)          Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it shall be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality and the Company and its Subsidiaries have no Knowledge that the IRS or any other taxing authority has proposed or purported to require any such adjustment or change in accounting method, and the Company has no Knowledge that any such adjustment under Section 481 of the Code or the corresponding tax laws of any nation, state or locality will be required of the Company or its Subsidiaries upon the completion of, or by reason of, the transactions contemplated by this Agreement.

(vii)         Neither the Company nor any of its Subsidiaries, as of the Closing Date, (w) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, (x) is presently contesting the Tax liability of the Company or any of its Subsidiaries before any Governmental Entity, (y) has granted any power-of-attorney related to Tax matters to any Person, or (z) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company or any of its Subsidiaries.

(viii)        Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof.

(ix)           There are no material security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes.

(x)            Neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or any of its Subsidiaries, or any of their respective Affiliates, to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code or that would not be deductible pursuant to Section 162(m) of the Code.

(xi)           No claim has ever been received from any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is, or may be, subject to taxation by that jurisdiction.

(xii)          There are no deferred intercompany transactions between the Company and any of its Subsidiaries or between its Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Company or any of its Subsidiaries), and (ii) there are no other transactions or facts existing with respect to the Company and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in the Company and/or its Subsidiaries recognizing income.

3.13         Intellectual Property.

(a)           Section 3.13(a) of the Company Disclosure Letter contains a complete list of all patents, pending patent applications, trademark and service mark registrations, pending applications for trademark and service mark registration, and copyright registrations and pending applications for registration thereof, and other material Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted.  To the extent indicated on such Schedule, the Intellectual Property owned by the Company, as listed in Section 3.13(a) of the Company Disclosure Letter, has been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office, a domain name registrar, or the offices of other jurisdictions, and each such registration, filing and issuance remains in full force and effect.

(b)           All material licenses and agreements of the Company with respect to any Intellectual Property are set forth in Section 3.13(b) of the Company Disclosure Letter.  To the extent any Intellectual Property used by the Company, under license or otherwise, is necessary to the business of the Company and/or any of its Subsidiaries as currently conducted, no notice of a default has been sent or received by the Company or any of its Subsidiaries under any such license which remains uncured, and the execution, delivery or performance of the Company’s obligations hereunder shall not result in such a default.

(c)           The Company and/or its Subsidiaries owns or has the right to use all of the Intellectual Property used in its business, free and clear of any material Liens (other than, with respect to Intellectual Property not owned by the Company, those Liens by or through the owner), without obligation to pay any royalty or any other fees with respect thereto (other than in accordance with licenses or agreements listed under Section 3.13(c) of the Company Disclosure Letter), and the operation of the business of the Company and its Subsidiaries as currently conducted requires no rights under Intellectual Property other than with respect to the Intellectual Property currently owned or licensed by Company.  To the Company’s Knowledge, neither the Company’s nor any of its Subsidiaries’ use of Intellectual Property infringes or misappropriates any third-party rights.  No material patent, copyright registration or registered trademark owned by the Company has been canceled, abandoned or otherwise terminated, and all renewal and maintenance fees in respect thereof have been duly paid.  There are no actions that must be taken or payments that must be made within ninety (90) days of the Closing Date relating to the Company’s Intellectual Property that, if not taken or made, will have a Material Adverse Effect on the Company.  Other than in accordance with the license agreements listed in Section 3.13(c) of the Company Disclosure Letter, the Company and its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is owned by the Company or any of its Subsidiaries.

(d)           Neither the Company nor any of its Subsidiaries has received any written notice or claim, or to the Company’s Knowledge any other notice or claim, from any Person challenging the right of the Company or any of its Subsidiaries to use any Intellectual Property that the Company has used or is using.

(e)           Neither the Company nor any of its Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by any Person of the Company’s or any of its Subsidiaries’ rights to, or in connection with, any Intellectual Property owned by the Company, which claim is still pending.

(f)            There is no pending and there has not been threatened, any proceeding, litigation or other adverse claim before any Governmental Entity or, to the Company’s Knowledge, any fact or occurrence reasonably likely to result in such a claim, by any Person, of an infringement or misappropriation by the Company or any of its Subsidiaries of any Intellectual Property owned by any Person, or challenging the validity, enforceability or ownership, as applicable, of any Intellectual Property owned or claimed to be owned by the Company or any of its Subsidiaries.

(g)           The Company has not received any notice of and, to the Company’s Knowledge, there are not any interferences, oppositions, or other contested proceedings, pending or threatened in the United States Copyright Office, the United States Patent and Trademark Office, or any Governmental Entity, relating to any pending application of the Company with respect to any Intellectual Property.

(h)           The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and confidential proprietary information used or held for use in their respective businesses.

(i)            The Company represents and warrants that its products, including any enhancements, extensions, upgrades or new releases, do not include any Open Source Code.  For purposes of this Agreement, “Open Source Code” shall mean software code that may subject the products, in whole or in part, to all or part of license terms which seek to require any products to be licensed to or otherwise shared with any third-party under terms that require such products to (a) be disclosed or distributed in source code format; (b) be licensed for the purpose of making derivative works; or (c) be re-distributable at no charge.

3.14         Broker’s or Finder’s Fee.  No agent, broker, Person or firm acting on behalf of the Company or, prior the Closing, the Company Stockholders is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the Parties or from any Affiliate of any of the Parties.

3.15         Certain Contracts and Arrangements.  Neither the Company nor any of its Subsidiaries is a party to or bound by any contracts, agreements, instruments or understandings (“Contracts”) of the following nature (collectively, the “Material Contracts”):

(a)           Contracts with any current or former employee, director or officer of the Company or any of its Subsidiaries (other than any such officer who receives or received (during his or her last year of employment with the Company or any of its Subsidiaries) less than $100,000 in total annual cash compensation from the Company or any of its Subsidiaries);

(b)           Contracts, other than contracts entered into in the ordinary course of business, (x) for the sale of any amount of the material assets of the Company or any of its Subsidiaries, or (y) for the grant to any Person of any preferential rights to purchase any amount of its material assets;

(c)           Contracts which restrict the Company or any of its Subsidiaries from competing in any line of business or with any Person in any geographical area, or which restrict any other Person from competing with the Company or any of its Subsidiaries in any line of business or in any geographical area;

(d)           Other than Contracts entered into in the ordinary course of business, Contracts which restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other Person, or which restrict any other Person from disclosing any information concerning or obtained from the Company or any of its Subsidiaries;

(e)           Any confidentiality, nondisclosure or similar Contracts which contain any “standstill” provisions or similar restrictions by any third-party (other than Parent or its Affiliates);

(f)            Contracts involving (i) the acquisition, merger or purchase of all or substantially all of the assets or business of a third-party, or (ii) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $100,000 or more;

(g)           Contracts with any Affiliate of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(h)           Any current Contracts which contain a provision requiring a third-party’s consent to, or giving it a termination right following, a change in control of the Company or any of its Subsidiaries;

(i)            Contracts, including mortgages or other grants of security interests, guarantees and notes, relating to the borrowing of money or the extension of debt;

(j)            Contracts relating to any joint venture, partnership, strategic alliance or similar arrangement, which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by the Company or any of its Subsidiaries with any other party;

(k)           Contracts existing on the date hereof involving revenues or payments in excess of $100,000 per year;

(l)            Any distribution, marketing, sales representative or similar Contract under which any third-party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of the Company or any of its Subsidiaries;

(m)          Any Contract providing for the current or future development of any software, content, technology or Intellectual Property by or for (or for the benefit or use of) the Company or any of its Subsidiaries;

(n)           Any Contract, other than standard forms of customer Contracts entered into in the ordinary course of business, pursuant to which the Company or any of its Subsidiaries has sold, acquired or licensed any rights in or to any software, technology or other Intellectual Property to any third-party; and

(o)           Any Contract for or relating to the employment or hiring of services of any officer, employee, consultant, or independent contractor of the Company or any of its Subsidiaries or any other type of contract or understanding with any director, officer, employee or consultant of the Company or any of its Subsidiaries, in each case, that is not terminable within fifteen (15) days by the Company or its Subsidiary without cost or other liability, other than with respect to a payment for services rendered prior to the date of termination.

Neither the Company nor any of its Subsidiaries is in material breach or material default under any Material Contract nor, to the Company’s Knowledge, is any other party to any Material Contract in material breach or material default thereunder, and each Material Contract to which the Company or its Subsidiaries is a party is in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in any material breach or material default thereunder.

3.16         Environmental Laws and Regulations.  (i) The Company and each of its Subsidiaries are in material compliance with all applicable Environmental Laws, and have obtained, and are in material compliance with, all Permits required of them under applicable Environmental Laws, other than those Permits that the failure to obtain or comply with would not have a Material Adverse Effect on the Company, (ii) there are no claims or proceedings by any Governmental Entity or other Person or entity pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries under any Environmental Law, (iii) to the Company’s Knowledge, no present Company Property is subject to any Lien, or to any restriction on its ownership, use, occupancy or transferability, under any Environmental Law and (iv) to the Company’s Knowledge, there are no facts, circumstances or conditions (including the disposal of any wastes, hazardous substances or other materials, the existence of any contractual obligations, or any other matters in respect of the past or present business or operations of the Company or any of its Subsidiaries, or any predecessor of the Company or any of its Subsidiaries) that could reasonably be expected to give rise to any claim, proceeding or action against the Company or any of its Subsidiaries, or to any liability or remedial action on the part of the Company or any of its Subsidiaries, under any Environmental Law.

3.17         Insurance.  Section 3.17 of the Company Disclosure Letter lists each insurance policy, and the Company has delivered to Parent prior to the date of this Agreement, copies of all such insurance policies, which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured, additional insured, or loss payee, including those which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations.  All such insurance policies are in full force and effect, are legal, valid and enforceable, and all premiums due thereunder have been paid.  None of the Company nor any of its Subsidiaries has received any notice of cancellation or modification in coverage amounts of any such insurance policies.  None of the Company or any of its Subsidiaries are in breach or default under any such insurance policies.  There are no material claims by the Company or any of its Subsidiaries under any such insurance policies as to which any insurance carrier is denying liability or defending under a reservation of rights clause.  None of the Company nor any of its Subsidiaries has any self-insurance arrangement.

3.18         Working Capital; Accounts Receivable.  The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of the Company and its Subsidiaries as being due to the Company and its Subsidiaries (less the amount of any provision or reserve therefor made in the respective records and books of account of the Company and its Subsidiaries) are valid obligations resulting from bona fide sales; and to the Company’s Knowledge none of such accounts receivable or other debts is, or at the Closing Date will be, subject to any refunds, adjustments, counterclaim or set-off or other defenses except to the extent of any such provision or reserve.

3.19         Inventories.  Neither the Company nor any of its Subsidiaries own, hold title to or are in physical possession of any inventory.

3.20         Suppliers and Customers.  Section 3.20 of the Company Disclosure Letter sets forth each supplier and customer accounting for more than five percent (5%) of the consolidated purchases or sales, as the case may be, of the Company and its Subsidiaries, taken as a whole, for each of the twelve-month period ended December 31, 2004 and the eight-month period ended August 31, 2005.  No supplier or customer identified on Section 3.20 of the Company Disclosure Letter has canceled or otherwise terminated, or, to the Company’s Knowledge, threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries.  The Company has not received any written notice that any such supplier or customer will, and to the Company’s Knowledge, no such supplier or customer has any plan or intention to, cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries or limit its services, supplies or materials to the Company or any of its Subsidiaries, or its usage or purchase of the services and products of the Company and its Subsidiaries either as a result of the transactions contemplated hereby or otherwise.

3.21         Bank Accounts and Powers of Attorney.  Set forth in Section 3.21 of the Company Disclosure Letter is an accurate and complete list showing (a) the name and address of each bank in which the Company or any of its Subsidiaries has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, other than corporate service agents, holding powers of attorney from the Company or any of its Subsidiaries and a summary statement of the terms thereof.

3.22         Disclosure.  None of the Transaction Documents nor the Company Disclosure Letter contains any untrue statement of a material fact, or omits any statement of a material fact with respect to the Company necessary to make the statements contained herein or therein not misleading.  To the Company’s Knowledge, there is no fact that could reasonably be expected to have a Material Adverse Effect with respect to the Company which has not been set forth in this Agreement, the Disclosure Letter, the other Transaction Documents, the Financial Statements or any Schedule, Exhibit or certificate delivered pursuant to this Agreement.

3.23         Related Party Transactions.  No director, officer or employee of the Company or any of its Subsidiaries or member of his or her immediate family is currently indebted to the Company, nor is the Company indebted or committed to make loans or extend or guarantee credit to any of such individuals.  No director, officer or employee of the Company or any of its Subsidiaries and no member or his or her immediate family is directly or indirectly interested in any Material Contract.

3.24         Non-Disclosure Agreements.  Each employee of the Company and its Subsidiaries is subject, and upon consummation of the Merger will continue to be subject, to a valid and enforceable confidential information and intellectual property assignment agreement by and between the Company and such employee, and the Company has delivered or made available to Parent a copy of the form of all such agreements.

3.25         Right to Sell and Supply Products.  The Company has the right to sell its products to any and all third-party customers, directly or indirectly, without (a) limitation, charge or third-party expense or (b) any violation of any Material Contract with or other obligation owed to the other party to such Material Contract.  The Company is not subject to any Material Contract that (i) would prevent the sale of any of its products, or create any other contractual restriction (including any restriction on its use of customer lists, customer or marketing information, other than as imposed by applicable law), (ii) would prevent the Company from selling consistent with past practice, or (iii) would (x) cause the Company to modify its method of sales or marketing activities for its products, directly or indirectly, through any channel or method, or (y) impose any cost, royalty, fee or other expense or charge payable to the other party to such Contract in connection with, the marketing activities of the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company that, except as set forth in the corresponding sections of the disclosure letter delivered by Parent and Sub to the

Company upon or prior to entering into this Agreement the (“Parent Disclosure Letter”), the statements contained in this Article 4 are true and complete as of this date hereof and will be true and complete as of the Closing Date:

4.1           Due Organization, Good Standing and Corporate Power.  Each of Parent and Sub has been duly organized and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had, does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.2           Authorization and Validity of Agreements.  Each of Parent and Sub has the requisite corporate power and authority to execute and deliver each of the Transaction Documents to which they are a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent and Sub of each of the Transaction Documents to which they are a party and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of Parent and Sub, as the case may be, and by Parent, as the sole shareholder of Sub.  No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance by each of Parent and Sub of each of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by Parent and Sub and constitutes, and upon the execution and delivery by Parent of the Escrow Agreement, the Escrow Agreement shall constitute, legal, valid and binding obligations of Parent and Sub enforceable against each in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.3           Capitalization; Issuance of Shares.

(a)           The authorized capital stock of Parent consists of 80,000,000 shares, divided into 75,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock” and together with the Parent Common Stock the “Parent Capital Stock”).  As of the date hereof: (i) 11,229,241 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and are not subject to preemptive rights, (ii) 210,088 shares of Parent Capital Stock were held in the treasury of Parent or by Parent Subsidiaries, (iii) 906,717 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Parent Common Stock granted under Parent’s Employee Option Plan, as amended (the “Parent Employee Option Plan”), and an additional 236,390 shares of Parent Common Stock were reserved for issuance under Parent’s Employee Option Plan, and (iv) 287,258 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase shares of Parent Common Stock granted under Parent’s Director Option Plan (the “Parent Director Option Plan”), and an additional 275,825 shares of Parent Common Stock were reserved for issuance under Parent’s Director Option Plan.  All issued and outstanding shares of Parent Common Stock were duly authorized and are validly issued, fully paid and non-assessable.  Except for stock options issued or authorized under Parent’s Employee Option Plan or Parent’s Director Option Plan there are no outstanding or authorized parent stock options or other commitments or claims of any character, contingent or otherwise, pursuant to which Parent or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of Parent or any of its Subsidiaries.  There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Capital Stock or any shares of capital stock of any Subsidiary of Parent.  Neither Parent nor any of its Subsidiaries has authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or are convertible or exercisable for or exchangeable into securities which entitle the holders to vote) with the stockholders of such Person on any matter or which are convertible into or exchangeable for equity securities of Parent or any of its Subsidiaries.

(b)           The issuance of the shares of Parent Common Stock pursuant to this Agreement as Merger Consideration (i) has been duly authorized by Parent’s Board of Directors and (ii) is not subject to any purchase or call option or first refusal, preemption or subscription right.  Such shares have been duly reserved for issuance and, when issued as provided herein, will be validly issued, fully paid and non-assessable and not subject to any Lien.  The offer, issuance, sale and delivery of such shares is and will be in full compliance with all applicable Laws and exempt from the registration requirements of the Securities Act and all applicable state securities laws.

(c)           There are no voting agreements with respect to any of the Parent Capital Stock or any of the shares of capital stock of any of the Subsidiaries of Parent to which Parent is a party or by which Parent is bound.

4.4           Consents and Approvals; No Violations.  Except for the filing of the Certificate of Merger as required by the DGCL, the execution and delivery of the Transaction Documents by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby and thereby do not and shall not (w) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Parent or Sub, (x) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any Governmental Entity applicable to Parent or Sub or by which any of their respective properties or assets is bound, (y) except for the filing of the Registration Statement and any necessary filings required under states securities laws, require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity or (z) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under any agreement or other instrument required to be filed with the Parent Commission Filings, other than, in the case of (x), (y) and (z), any such violation, conflict, or other result that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation.

4.5           Commission Documents; Securities Law Compliance.  Except as set forth in Section 4.5 of the Parent Disclosure Letter, Parent has filed in a timely manner all required Parent Commission Filings with the Commission since January 1, 2003.  At the time of their respective filings, the Parent Commission Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such Parent Commission Filings, and none of the Parent Commission Filings when filed (or, if amended or supplemented by a subsequent filing, on the date of such subsequent filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6           Parent Financials.

(a)           The financial statements of Parent included in the Parent Commission Filings (the “Parent Financials”) complied as to form, as of their respective dates of filing with the Commission, in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b)           Neither Parent nor any of its Subsidiaries has outstanding any claims, liabilities or Indebtedness, contingent or otherwise, of any kind whatsoever (whether accrued, absolute, contingent or otherwise, and whether or not reflected or required to be reflected on Parent’s most recently prepared balance sheet filed with the Commission), except for (i) liabilities reflected or reserved against in Parent’s most recently prepared balance sheet filed with the Commission and (ii) liabilities which have arisen after the date thereof in the ordinary course of business.  Except as set forth in Section 4.6(b) of the Parent Disclosure Letter, no material claims, liabilities or Indebtedness, contingent or otherwise, of any kind whatsoever (whether accrued, absolute, contingent or otherwise, and whether or not reflected or required to be reflected on Parent’s most recently prepared balance sheet filed with the Commission) of either of Parent or Sub has arisen after the date thereof, other than in the ordinary course of business.

4.7           Broker’s or Finder’s Fee.  No agent, broker, Person or firm acting on behalf of Parent or Sub is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the Parties, or from any Affiliate of the Parties.

4.8           Ownership of Sub and Sub’s Operations.  All of the issued and outstanding shares of capital stock of Sub are owned of record and beneficially by Parent free and clear of any Liens.  Sub was formed solely for the purpose of engaging in the transactions contemplated by the Transaction Documents and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

4.9           Litigation.

(a)           Except as disclosed in the Parent Commission Filings filed to the date hereof or in Section 4.9 of the Parent Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or administrative or other proceeding by or before (or to Parent’s Knowledge any inquiry or investigation by) any Governmental Entity, pending, or, to Parent’s Knowledge, threatened, against Parent or any of its Subsidiaries or any of their officers, directors or shareholders in their capacity as such that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)           There are no suits, actions, claims, proceedings or investigations pending or, to Parent’s Knowledge, threatened, seeking to prevent, materially delay or challenge the transactions contemplated by this Agreement.  Neither Parent nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding, including any judgment, order or decree that may prevent or materially delay the consummation of the transactions contemplated by this Agreement.  To Parent’s Knowledge, there are no facts, events or occurrences reasonably likely to result in such a claim.

4.10         Absence of Certain Changes or Events.  Except as disclosed in the Parent Commission Filings filed to the date hereof, since June 30, 2005 to the date of this Agreement, there has not occurred (i) any Material Adverse Effect with respect to Parent, (ii) any amendment to Parent’s certificate of incorporation or by-laws, (iii) any material change in accounting methods or practices by Parent, or (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Parent Common Stock, or direct or indirect redemption, purchase or other acquisition (or agreement or resolution to effect the same) by Parent of any of its capital stock (other than in connection with the exercises of stock options).

ARTICLE 5

COVENANTS

5.1           Access to Information Concerning Properties and Records.  During the period commencing on the date hereof and ending on the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall afford, and shall cause each of its Subsidiaries to afford, upon reasonable notice, Parent and Sub and their respective employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries.  The Company shall furnish promptly to Parent and Sub all information concerning its or its Subsidiaries’ business, properties and personnel as Parent or Sub may reasonably request.  The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent or Sub shall from time to time reasonably request.

5.2           Conduct of the Business of the Company Pending the Closing Date.  Except as set forth in the corresponding subsections of Section 5.2(b) of the Company Disclosure Letter, the

Company agrees that, except as expressly permitted or required by this Agreement or with the prior written consent of Parent, during the period commencing on the date hereof and ending at the earlier of (x) the Effective Time and (y) termination of this Agreement pursuant to Section 7.1:

(a)           the Company and each of its Subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and shall use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their officers and employees who are employed by the Company on the date hereof, maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers and others having significant business relationships with them, maintain their Intellectual Property, and preserve and keep confidential their trade secrets;

(b)           neither the Company nor any of its Subsidiaries shall:

(i)            make any change in or amendment to its Certificate of Incorporation or its By-laws (or comparable governing documents);

(ii)           issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure;

(iii)          sell, pledge or dispose of or agree to sell, pledge or dispose of any stock or other equity interest owned by it in any other Person;

(iv)          declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;

(v)           enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $50,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $50,000, in the aggregate;

(vi)          acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person, or otherwise acquire any assets of any Person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

(vii)         except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect on the date of this Agreement and set forth in Section 5.2(b)(vii) of the Company Disclosure Letter, increase the compensation or fringe benefits of any of its directors, officers or employees, or grant any severance or termination pay not currently required to be paid as part of the COC Incentive Payments, or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or, except to comply with this Agreement, applicable law or Section 280G of the Code, establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(viii)        transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any Lien (other than a Lien permitted hereby) or otherwise encumber any assets, or incur or modify any Indebtedness or other liability, other than in the ordinary course of business consistent with past practice, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person or make any loan or other extension of credit;

(ix)           other than in the ordinary course of business, enter into any agreement for the acquisition by or license to the Company or any of Subsidiaries of any software or technology of any third-party;

(x)            except with regard to any customer account receivable settled in the ordinary course of business (but in no event in excess of $20,000), agree to the settlement of or waive any claim or litigation;

(xi)           except as required by applicable law or GAAP, make any change in its method of accounting;

(xii)          adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xiii)         (x) incur, assume or prepay any Indebtedness or guarantee any such Indebtedness of another Person, other than intercompany indebtedness or guarantees of intercompany indebtedness among the Company and any direct or indirect wholly-owned Subsidiary of the Company, or (y) make any loans, extensions of credit or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company;

(xiv)        other than pursuant to arrangements in effect on the date hereof and as set forth in Section 5.2(b)(xiv) of the Company Disclosure Letter, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(xv)         pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise);

(xvi)        enter into, materially modify, amend or terminate any Material Contract or waive any of its material rights or claims;

(xvii)       enter into any agreement or arrangement that materially limits or otherwise restricts the Company, any of its Subsidiaries, or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

(xviii)      other than pursuant to arrangements set forth in Section 5.2(b)(xviii) of the Company Disclosure Letter, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries;

(xix)         take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article 3 that are subject to, or qualified by, a “Material Adverse Effect,” “material adverse change” or other materiality qualification to be untrue as of the Effective Time, or any such representations and warranties that are not so qualified to be untrue in any material respect;

(xx)          other than pursuant to arrangements set forth in Section 5.2(b)(xx) of the Company Disclosure Letter, purchase or acquire, or offer to purchase or acquire, any shares of Company Stock;

(xxi)         take any action, including the adoption of any stockholder-rights plan or amendments to its Certificate of Incorporation or By-laws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of Parent to vote or otherwise to exercise the rights and receive the benefits of a stockholder with respect to securities of the Company that may be acquired or controlled by Parent or Sub, or which would permit any stockholder to acquire securities of the Company on a basis not available to Parent or Sub in the event that Parent or Sub were to acquire any shares of Company Stock;

(xxii)        (v) file or cause to be filed any amended Returns or claims for refund of Taxes, (w) prepare any Return in a manner which is inconsistent with the past practices of the Company or a Subsidiary, as the case may be, with respect to the treatment of items on such Returns; (x) make any Tax election in a manner which is inconsistent with the past practices of the Company or a Subsidiary; (y) incur any liability for Taxes other than in the ordinary course of business or as required by this Agreement; (z) enter into any settlement or closing agreement with a taxing authority;

(xxiii)       fail to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

(xxiv)       agree, in writing or otherwise, or commit to take any of the foregoing actions.

5.3           Company Stockholders’ Approval.  The Company shall cause a special meeting of its stockholders to be duly called and held as soon as practicable after the date hereof (“Company Stockholders’ Meeting”), or take action by written consent, for the purpose of approving the Merger, the Transaction Documents and the transactions contemplated thereby which require the approval of Company Stockholders and shall, with the assistance of Parent, prepare such information documents to solicit the proxies or written consents of such stockholders as are reasonably necessary to obtain the stockholder approvals necessary.  The Company will, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by the Transaction Documents and will not, unless it receives a Superior Acquisition Proposal, rescind such recommendation; provided, however, that no officer or director of the Company shall be required to violate any fiduciary duty in connection therewith.  The Company will provide to Parent drafts of any materials to be mailed to the Company Stockholders and, prior to mailing such materials, shall accept reasonable comments from Parent.

5.4           Commercially Reasonable Efforts.  Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 6, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their commercially reasonable efforts to obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and its Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger; provided, however, that no loan agreement or contract for borrowed money shall be repaid, in whole or in part, except as currently required by its terms, and no Contract shall be amended to increase the amount payable by the Company or its Subsidiaries thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the approval of Parent.

5.5           Notification of Certain Matters.  The Company shall promptly notify Parent of the occurrence or non-occurrence of any fact or event which, to the Knowledge of the Company, has caused or would reasonably likely cause (i) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it in any material respect; provided, however, that no such notification shall modify the representations and warranties of the Company or the conditions to the obligations of the Company or Parent hereunder.  The Company shall give prompt notice to Parent of any notice or other communication from any third-party alleging that the consent of such third-party is or may be required in connection with the transactions contemplated by this Agreement.

5.6           Stock Option and Other Plans.  At or prior to the Effective Time, the Company shall cancel each outstanding Company Option under the Company Option Plans, whether vested or unvested, for no consideration.

5.7           Company Warrants.  At or prior to the Effective Time, the Company shall use commercially reasonable efforts to ensure that each Company Warrant shall either be exercised and converted into Company Stock or cancelled and terminated for no consideration and be of no further force or effect.

5.8           Public Announcements.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, or without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that Parent may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by law or by any listing agreement with a national securities exchange or automated quotation system to which Parent or any Affiliate of Parent is a party, if it has attempted to consult with the Company and to obtain the Company’s consent, but has been unable to do so in a timely manner.

5.9           Registration

(a)           Parent, at its cost and expense, shall use its commercially reasonable efforts to (A) prepare and file with the Commission a registration statement with respect to the shares of Parent Common Stock issued as Merger Consideration hereunder (the “Registration Statement”) by December 12, 2005, (B) cause the Registration Statement to become effective as soon as reasonably possible thereafter, and (C) maintain the effectiveness of the Registration Statement on a continuous basis pursuant to Rule 415 under the Securities Act until the earlier of (x) the disposition of all such registered shares by the Company Preferred Stockholders and the COC Stock Recipients (collectively, the “Registrable Holders”) or (y) the Registrable Holders being able to dispose of all such shares pursuant to Rule 144(k).  Without limiting the generality of the foregoing, Parent shall:

(i)            Prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement.

(ii)           Furnish to Registrable Holders registering shares of Parent Common Stock such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Parent Common Stock owned by them.

(iii)          Notify each holder of Parent Common Stock covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or causing the suspension of the effectiveness of the Registration Statement or sales of such Parent Common Stock thereunder.

(iv)          Cause all such Parent Common Stock registered pursuant hereto to be listed on each securities exchange on which similar securities issued by Parent are then listed, which shall be effective on or before the effective date of the Registration Statement.

(v)           Provide a transfer agent and registrar for all Parent Common Stock registered pursuant hereto and a CUSIP number for all such Parent Common Stock, in each case not later than the effective date of such registration.

(b)           If upon advice of counsel, the filing of a Registration Statement (or permitting such Registration Statement to become effective) in the near future would be reasonably likely to cause a violation of any federal or state securities Laws and result in a potential material liability to Parent, then Parent shall have the right to defer such filing (or effectiveness), provided, that Parent shall not defer its obligation in this manner for more than forty-five (45) days or an aggregate of ninety (90) days during any 12-month period.

(c)           If the Registration Statement has not been declared effective by the Commission on or before the six-month anniversary of the Closing, then, until such time as the Registration Statement is declared effective, Parent shall pay to the Representative (on behalf of all Registrable Holders) an aggregate penalty in immediately available funds of $50,000 in cash within three Business Days of such six-month anniversary and an additional $50,000 for each subsequent thirty-day period after the six-month anniversary, within three Business Days of the expiration of each subsequent thirty-day period, during which such Registration Statement has not become effective or does not remain effective; provided, however, that no such penalty shall become due and payable, and the six-month deadline contemplated by this Section 5.9(c) shall be tolled, if and to the extent that Parent’s inability to cause such Registration Statement to become or remain effective has been caused by any action or inaction of the Representative, any Company Preferred Stockholder, COC Stock Recipient, the Company’s current or former auditors or any officer, director, employee, agent, attorney or other representative of any of the foregoing.

(d)           Parent shall bear all of its expenses reasonably incurred in connection with the registration and qualification of the shares registered pursuant to this Section 5.9 and up to $20,000 of expenses reasonably incurred by the Registrable Holders, including one counsel for the Registrable Holders (which counsel shall be selected by the Representative and shall be reasonably acceptable to Parent), and the Registrable Holders shall pay all other fees and expenses of counsel to the Registrable Holders .  Each Registrable Holders  shall cooperate with Parent in the preparation, filing and process of securing the effectiveness of the Registration Statement and shall furnish to Parent such information relating to it and such further and supplemental information as may be necessary or as may be reasonably requested by Parent for use in the Registration Statement and any amendments or supplements thereto.  Parent will advise the Registrable Holders  of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, or of the initiation or threat of any proceeding for any such purpose.  In the event that, either before or after the effectiveness of the Registration Statement, any Registrable Holder  shall distribute Merger Shares to its partners, such Registrable Holder shall so advise Parent and provide such information as shall be necessary to permit an amendment to the Registration Statement to provide information with respect to such partners, as selling securityholders.  Promptly following receipt of such information, Parent shall file an appropriate amendment to the Registration Statement reflecting the information so provided; provided, however, that all reasonable expenses of Parent resulting from such amendment shall be borne by such Registrable Holder.

(e)           With a view to making available to the Registrable Holders the benefits of Rule 144(k) promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Registrable Holder to sell securities of Parent to the public without registration, Parent shall use its commercially reasonable efforts to:

(i)            make and keep public information available, as those terms are understood and defined in Commission Rule 144, at all times so long as Parent remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(ii)           file with the Commission in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; and

(iii)          furnish to any Registrable Holders , so long as the Registrable Holders  owns any Parent Common Stock, forthwith upon request (1) a written statement by Parent that it has complied with the reporting requirements of Commission Rule 144, the Securities Act and the Exchange Act, (2) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent, and (3) such other information as may be reasonably requested in availing any Registrable Holders of any rule or regulation of the Commission which permits the selling of any such securities without registration.

(f)            To the extent permitted by applicable Law, Parent will indemnify each Registrable Holder, each of its officers, directors, members, managers, trustees and partners, and each person controlling each Registrable Holder  within the meaning of Section 15 of the Securities Act, with respect to any registration effected pursuant this Section 5.9, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) made in such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Parent of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to Parent or the rules and regulations of any applicable stock exchange or quotation system where Parent’s equity securities are listed and relating to action or inaction required of Parent in connection with any such registration, qualification or compliance, and will reimburse each of the Registrable Holders, each of its officers, directors and partners, and each person controlling each of the Registrable Holders, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided, that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Parent by any Registrable Holder.

(g)           To the extent permitted by applicable Law, each Registrable Holder will severally, but not jointly, indemnify Parent, each of its directors and officers, and each person who controls Parent within the meaning of Section 15 of the Securities Act, each other Registrable Holder and each of their officers, directors, members, managers and partners, and each person controlling such other Registrable Holder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact made by such Registrable Holders contained in the Registration Statement, or any prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated by such Registrable Holder therein or necessary to make the statements by such Registrable Holder therein not misleading, and will reimburse Parent and each other Registrable Holder, and their respective directors, officers, partners, persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action.

(h)           Each party entitled to indemnification under this Section 5.9 (the “Section 5.9 Indemnified Party”) shall give notice to the party required to provide indemnification (the “Section 5.9 Indemnifying Party”) promptly after such Section 5.9 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Section 5.9 Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Section 5.9 Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Section 5.9 Indemnified Party (whose approval shall not unreasonably be withheld, conditioned or delayed) and the Section 5.9 Indemnified Party may participate in such defense at such party’s expense (unless the Section 5.9 Indemnified Party shall have reasonably concluded that there may exist a material conflict of interest between the Section 5.9 Indemnifying Party and the Section 5.9 Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Section 5.9 Indemnifying Party), and provided, further, that the failure of any Section 5.9 Indemnified Party to give notice as provided herein shall not relieve the Section 5.9 Indemnifying Party of its obligations hereunder except to the extent that the Section 5.9 Indemnifying Party is materially prejudiced thereby.  No Section 5.9 Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Section 5.9 Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to entry of any judgment or enter into any settlement that does not release such Section 5.9 Indemnified Party from all liability in respect to such claim or litigation.  Each Section 5.9 Indemnified Party shall furnish such information regarding itself or the claim in question and such other support as any Section 5.9 Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(i)            If the indemnification provided for in this Section 5.9 is held by a court of competent jurisdiction to be unavailable to a Section 5.9 Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Section 5.9 Indemnifying Party, in lieu of indemnifying such Section 5.9 Indemnified Party hereunder, shall contribute to the amount paid or payable to such Section 5.9 Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Section 5.9 Indemnifying Party on the one hand and of the Section 5.9

Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  The relative fault of the Section 5.9 Indemnifying Party and of the Section 5.9 Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Section 5.9 Indemnifying Party or by the Section 5.9 Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(j)            For not more than forty-five (45) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, Parent may delay the disclosure of material non-public information concerning Parent, by suspending the use of any prospectus, offering circular or other document (including any related registration statement, notification or the like) prepared in connection with any registration to be effected pursuant this Section 5.9 containing such information, if, upon advice of counsel, such action is reasonably necessary to avoid a violation of any federal or state securities Laws and cause a potential material liability to Parent (an “Allowed Delay”); provided, that Parent shall promptly (1) notify the Registrable Holders in writing of the existence of material non-public information giving rise to an Allowed Delay, (2) advise the Registrable Holders in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (3) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.  If the Allowed Delay exceeds ninety (90) days in any twelve (12) month period, Parent shall pay to the Representative (on behalf of all Registrable Holders) an aggregate penalty in immediately available funds of $50,000 in cash within three (3) Business Days of such ninetieth (90th) day and an additional $50,000 for each subsequent thirty-day period after the ninetieth (90th) day, within three (3) Business Days of the expiration of each subsequent thirty-day period, that such Allowed Delay continues; provided, however, that no such penalty shall become due and payable, and the deadline contemplated by this Section 5.9 shall be tolled, if and to the extent that Parent’s inability to permit the use of such Registration Statement has been caused by any action or inaction of the Representative, any Company Preferred Stockholder, COC Stock Recipient, the Company’s current or former auditors or any officer, director, employee, agent, attorney or other representative of any of the foregoing.

5.10         Financial Statements.  If requested by Parent, the Company shall take all reasonable actions necessary to assist Parent in preparing a pro forma consolidated balance sheet and pro forma consolidated statements of income in compliance with, and for the periods required by, the rules and regulations promulgated by the Commission, including Regulation S-X under the Securities Act.

5.11         Employee and Employee Benefits Matters.

(a)           Other than the employees of the Company indicated in writing by Parent at least ten (10) Business Days prior to the Closing (the “Continuing Employees”), the Company shall terminate all employees of the Company immediately prior to the Closing (the “Terminated Company Employees”).  The name of each Terminated Company Employee shall be specified on Section 5.11 of the Parent Disclosure Letter and, unless another later date is specified thereon, the termination date for each Terminated Company Employee shall be the

Closing Date immediately prior to the Effective Time.  The Company shall pay, or after the Effective Time, the Parent shall cause the Surviving Corporation to pay, the Terminated Company Employees for their accrued salary and wages through the termination date plus unused paid time off, in each case, as required by applicable Law.  The Company shall pay, or after the Effective Time, the Parent shall cause the Surviving Corporation to pay, to Terminated Company Employees any amount to which they are entitled as described in Section 5.2(b)(xiv) of the Company Disclosure Letter in accordance with the Company’s contractual obligations.

(b)           In addition to any obligations imposed by applicable Laws and the terms of any employment agreements and Employee Benefit Plans, Parent will, or will cause the Surviving Corporation, to: (i) continue to employ Continuing Employees at the same wage level, or higher, as in effect at the Closing for a period of not less than one (1) year after the Closing Date; (ii) maintain the Company group medical and dental plans and Code section 125 plans through the end of the calendar year in which the Closing occurs, and the Continuing Employees shall continue their participation in such plans without interruption and without any diminution of benefits according to the terms and conditions of the plans; (iii) provide the Continuing Employees with employee benefits, including, but not limited to, medical and dental (subject to (ii) hereof), disability, life insurance and 401(k) plan benefits, substantially similar in the aggregate to those provided by the Company as of the Closing Date; and (iv) treat the service of the Continuing Employees with the Company prior to the Closing Date as service with the Surviving Corporation and its Affiliates for eligibility and vesting purposes (but not for purposes of benefit accrual) under the employee benefit plans, programs policies and arrangements of the Surviving Corporation and its Affiliates.  No pre-existing conditions limitation or exclusion shall apply to participation or coverage for Continuing Employees and their dependents under a Parent or Surviving Corporation plan that is a group health plan.  The Parent or the Surviving Corporation shall cause the trustee of the Parent 401(k) Plan to accept rollovers of the account balances and any promissory notes evidencing outstanding loans of the Continuing Employees from the 2004 Company 401(k) Plan.  The Surviving Corporation shall credit the Continuing Employees with their accrued paid time off as of the Closing.  Immediately following the Closing, the Continuing Employees shall be covered under Parent or Surviving Corporation severance policy, if any, with full credit for all of their service with the Company and its predecessors.

(c)           Subject to the terms of any written employment agreements set forth on Section 3.10(a) of the Company Disclosure letter, any Employee Benefit Plans, and applicable Laws, except as set forth in this Section 5.11, nothing contained in this Section 5.11 will preclude Parent or the Surviving Corporation from changing the terms and conditions or terminating the employment of any Continuing Employee, or from amending or terminating any Employee Benefit Plan; provided, however, that the Surviving Corporation shall bear all costs incurred as a result of any such change, amendment, or termination.

(d)           Surviving Corporation shall have the responsibility to provide COBRA or state law continuation coverage for all Continuing Employees and their covered dependents and for any individuals who have COBRA or state law continuation coverage under the Company group health plan at the time of Closing, including the Terminated Company Employees.  If Surviving Corporation terminates the Company group health plan, the individuals whose COBRA or state law continuation coverage has not expired shall have the right to elect coverage under a Parent or Surviving Corporation group health plan that provides substantially similar coverage.

5.12         NASDAQ Listing.  On or before the Effective Time, Parent shall cause the shares of Parent Common Stock issuable pursuant to this Agreement to be listed for quotation on the Nasdaq National Market under applicable law.

5.13         Acquisition Proposals.

(a)           From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, the Company will not, and the Company will instruct its directors, officers, and employees not to, directly or indirectly (i) solicit, initiate, entertain or encourage submission of any Acquisition Proposal by any person, entity or group (other than Parent and its affiliates, agents, and representatives) or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company to, or afford access to the properties, books or records of the Company, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents, and representatives) in connection with any Acquisition Proposal with respect to the Company ((i) and (ii) are collectively referred to as “Alternative Efforts”).  For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer relating to (1) any merger, consolidation, sale or license of all or substantially all of the assets or similar transactions involving the Company (other than licenses granted by the Company in the ordinary course of business), (2) dissolution of the Company, or (3) sales by the Company of any capital stock (including by way of a tender offer or an exchange offer) or rights thereto or debt instruments of the Company.  The Company will promptly (x) notify Parent if, after the date of this Agreement, either the Company receives any written proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (y) notify Parent of the significant terms and conditions of any such Acquisition Proposal.  In addition, from and after the date of this Agreement until the Closing the Company will not, and will instruct its directors, officers, and employees not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group other than Parent.

(b)           Notwithstanding Section 5.13(a) above, if a Superior Acquisition Proposal is made to the Company and not withdrawn and the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that, in light of such Superior Acquisition Proposal, it is necessary to conduct Alternative Efforts with respect to the person or group making the Superior Acquisition Proposal in order to fulfill its fiduciary duties to the Company Stockholders under applicable Law, the Board of Directors of the Company shall conduct such Alternative Efforts following receipt of the Superior Acquisition Proposal, but only after the fifth Business Day following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company intends to conduct such Alternative Efforts.  During such five-day period, if requested by Parent, the Company and its advisors shall negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement so that as adjusted the proposal of Parent would be superior to the Superior Acquisition Proposal, in light of all of the facts and circumstances, so that in the reasonable judgment of the

Board of Directors of the Company the Board of Directors would recommend that the Company proceed with the transactions proposed by Parent on such adjusted terms.  For purposes of this Agreement, “Superior Acquisition Proposal” shall mean an unsolicited, bona fide offer made by a third-party to consummate any of the following transactions: (x) a sale or other disposition by the Company of all or substantially all of its assets or (y) the acquisition by any person or group (including by merger, exchange offer or issuance by the Company) directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of Company Stock, on terms that the Board of Directors of the Company determines in good faith to be more favorable to the Company Stockholders than the terms of the Merger; provided, however, that any such offer may be deemed to be a Superior Acquisition Proposal only if any financing required to consummate the transaction contemplated by such offer is committed.

5.14         COC Incentive Payments.  Within three (3) Business Days after the Closing, Parent shall cause the Surviving Corporation to make the COC Cash Payments and COC Stock Payments as set forth on Exhibit F (which Exhibit shall be prepared and delivered one day prior to Closing).  Ninety percent (90%) of such COC Cash Payments and COC Stock Payments shall be paid to COC Cash Recipients and COC Stock Recipients, respectively, at the Effective Time and the remaining ten percent (10%) of such COC Cash Payments and COC Stock Payments shall be deposited into the Cash Escrow Fund and Stock Escrow Fund, respectively, established pursuant to Section 2.5.  The shares so deposited into the Stock Escrow Fund, and the cash so deposited into the Cash Escrow Fund, shall be paid to such COC Cash Recipients and COC Stock Recipients, if and when such cash or Parent Common Stock becomes distributable from the Cash Escrow Fund or Stock Escrow Fund to such COC Recipients in accordance with the terms of this Agreement and the Escrow Agreement.  All amounts of stock and cash shall be payable under this Section shall be subject to reduction for any and all amounts required to be deducted and withheld from such payments under any applicable provision of federal, state, local or foreign laws, as provided in Section 2.8.  The payment of  such COC Cash Payments or COC Stock Payments shall be contingent upon each COC Recipient providing to Parent: (1) a release, in form and substance acceptable to Parent, from any and all claims that such COC Recipient may have had under the Company’s Change of Control Incentive Plan or with respect to the COC Cash Payment and/or COC Stock Payment that he or she is to receive thereunder and (2) an instrument (the “COC Acceptance Form”) in which he or she shall have agreed: (i) to the appointment of the Representative as representative of the COC Recipients in accordance with the terms of Article 8, (ii) to the indemnification provisions of Article 9, (iii) that, in accordance with this Section, Parent will place into escrow a portion of the COC Cash Payments or COC Stock Payments deliverable to such COC Recipient subject to and for the purpose of securing the COC Recipients’ indemnity obligations under this Agreement, (iv) that the Stock COC Payments deliverable to such COC Recipient pursuant to this Agreement shall not be sold, transferred, pledged, disposed of or encumbered (each, a “Transfer”) (except for Permitted Transfers) for the period beginning on the Closing Date and ending, on the date falling ninety (90) days after the Effective Time, and (v) that each certificate representing shares of Parent Common Stock constituting the COC Stock Payments shall bear appropriate legends referring to such restrictions and to any restrictions on transfer under applicable securities laws.

ARTICLE 6

CONDITIONS PRECEDENT

6.1           Conditions Precedent to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver (subject to applicable law), at or prior to the Effective Time, of each of the following conditions:

(a)           Injunction.  No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign Governmental Entity, and no other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(b)           Statutes.  No federal, state or foreign statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits, restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal.

(c)           Execution of Escrow Agreement.  The Escrow Agent shall have executed the Escrow Agreement and delivered it to Parent and the Company.

(d)           Approval of Company Stockholders.  This Agreement shall have been adopted and approved by the Company Stockholders in the manner required by the DGCL.

6.2           Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties.  The representations and warranties of Parent and Sub contained in this Agreement, the other Transaction Documents and all other documents delivered pursuant hereto or thereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date except for representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date) and except to the extent that such representations and warranties contain a materiality or Material Adverse Effect qualifier, in which case such representations and warranties shall be true and correct in all respects.  The Company shall have received a certificate with respect to each of the foregoing signed on behalf of each of Parent and Sub by a duly authorized officer of each of Parent and Sub.

(b)           Agreements and Covenants.  Parent and Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

(c)           Legal Opinion.  The Company’s Stockholders shall have received a legal opinion from Parent’s external legal counsel in form and substance reasonably satisfactory to the Representative with respect to the matters set forth on Exhibit B.

(d)           Escrow Agreement.  The Representative shall have received the Escrow Agreement duly executed by Parent.

(e)           Secretary’s Certificate.  Parent shall have delivered to the Representative a copy of (i) the text of the resolutions adopted by the Boards of Directors of Parent and Sub authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by this Agreement, (ii) the text of the resolutions adopted by the stockholder of Sub approving and adopting the Merger, this Agreement and the transactions contemplated hereby and (iii) the Certificate of Incorporation and Bylaws of Parent and Sub, along with a certificate executed on behalf of Parent, the stockholder of Sub, and Sub by their respective corporate secretaries certifying to the Representative that such copies are true, correct and complete copies of such resolutions, Certificate of Incorporation and Bylaws, respectively, and that such resolutions, Certificate of Incorporation and Bylaws were duly adopted and have not been amended or rescinded.

(f)            No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any circumstance, event or occurrence that, individually, or in the aggregate, has resulted, or could be reasonably expected to result, in a Material Adverse Effect with respect to Parent.  The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by a duly authorized officer of Parent.

(g)           Additional Documents.  Parent and Sub shall have delivered such other documents as the Company shall have reasonably requested.

6.3           Additional Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement and all other documents delivered pursuant hereto to which it is a party shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date, except for representations and warranties which address matters only as of a particular date (which shall remain true and correct in all material respects as of such date) and except to the extent that such representations and warranties contain a materiality or Material Adverse Effect qualifier, in which case such representations and warranties shall be true and correct in all respects.  Parent shall have received a certificate with respect to each of the foregoing signed on behalf of the Company by a duly authorized officer of the Company.

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

(c)           Fees.  Parent shall have received invoices for all Company Transaction Expenses incurred by the Company, and, effective upon payment of such fees, a full release from the obligees of such indebtedness or fees and in form and substance satisfactory to Parent.

(d)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any circumstance, event or occurrence that, individually, or in the aggregate, has resulted, or could be reasonably expected to result, in a Material Adverse Effect with respect to the Company.  Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by a duly authorized officer of the Company.

(e)           Secretary’s Certificate.  The Company shall have delivered to Parent a copy of (i) the text of the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents, and the consummation of all of the transactions contemplated by this Agreement, (ii) the text of the resolutions adopted by the stockholders of the Company approving and adopting the Merger, this Agreement and the transactions contemplated hereby and (iii) the Certificate of Incorporation and Bylaws of the Company, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Parent that (1) such copies are true, correct and complete copies of such resolutions, Certificate of Incorporation and Bylaws, respectively, and that such resolutions, Certificate of Incorporation and Bylaws were duly adopted and have not been amended or rescinded and (2) that the Company Stockholders have approved and adopted the Merger, this Agreement and the transactions contemplated hereby.

(f)            Legal Opinion.  Parent and Sub shall have received a legal opinion from the Company’s external legal counsel in form and substance reasonably satisfactory to Parent with respect to the matters set forth on Exhibit C.

(g)           Escrow Agreement.  Parent shall have received the Escrow Agreement duly executed by the Representative.

(h)           Third-Party Consents.  The Company shall have delivered to Parent all necessary consents, waivers and approvals of (i) any Governmental Entity and (ii) those parties to any Contract set forth in Section 3.15 of the Company Disclosure Letter.

(i)            Cancellation of Certain Agreements.  The Company shall have delivered evidence satisfactory to Parent of the cancellation of agreements identified on Section 3.3(d) of the Company Disclosure Letter, or such agreements shall be cancelled pursuant to their terms upon the Effective Time.

(j)            Certificate of Good Standing.  Parent shall have received a long-form certificate of good standing with respect to the Company, dated within three (3) days prior to Closing, from the Secretary of State of the State of Delaware.

(k)           Cancellation of all Company Options and Company Warrants.  Parent shall have received evidence satisfactory to Parent of the exercise or cancellation of all of the Company Options and the Company Warrants.

(l)            Dissenting Stockholders.  Less than five percent (5%) of the shares of Company Preferred Stock and less than thirty percent (30%) of the shares of Company Common Stock, that are issued and outstanding immediately prior to the Effective Time, shall be held by Dissenting Stockholders.

(m)          Stockholders’ Questionnaires.  Parent shall have received from Company Preferred Stockholders holding at least ninety-five percent (95%) of the Company Preferred Stock a stockholders’ questionnaire in the form of Exhibit D attached hereto indicating that as of the Effective Time such holder is an Accredited Investor.

(n)           Non-USRPHC Certificate.  Company Stockholders shall furnish to Parent on or before the Closing Date a certificate stating that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o)           Business Partner Consent.  The Company shall furnish to Parent on or before the Closing Date a letter, in form and substance reasonably satisfactory to Parent, from each entity listed by Parent in Section 6.3(o) of the Parent Disclosure Letter indicating that such entity either (1) does not have such a right as a result of the transaction contemplated hereby or has irrevocably waived its right to so terminate such business relationship, or (2) providing such entity’s consent to the Merger.

(p)           Additional Documents.  The Company shall have delivered such other documents as Parent shall have reasonably requested.

ARTICLE 7

TERMINATION AND ABANDONMENT

7.1           Termination.  Except as provided in Section 7.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           by mutual consent of the Company and Parent;

(b)           by Parent or the Company if: (i) the Closing has not occurred before 5:00 p.m. (Central time) on November 30, 2005 (the “End Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to the party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the initial failure of the Closing to occur on or before such date; and provided, further, that in the event that a party has given written notice to the other party pursuant to Section 7.1(c) or (d) of an inaccuracy in the other party’s representations or warranties or breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which inaccuracy or breach is curable as provided in Section 7.1(c) or (d), then the End Date shall be deemed extended for so long as the other party continues to exercise its commercially reasonable efforts to cure such inaccuracy or breach, but in any event no longer than December 15, 2005; (ii) there shall be a final nonappealable Law promulgated or issued by a Governmental Entity court in effect preventing consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c)           by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any material representation or warranty of the Company shall have become untrue in any material respect, provided, that Parent shall provide written notice to the Company of such inaccuracy in the Company’s representations and warranties or breach by the Company and if such inaccuracy or breach is curable by the Company within fifteen (15) days through the exercise of its commercially reasonable efforts, then for so long as the Company continues to exercise such efforts, Parent may not terminate this Agreement under this Section 7.1(c) unless such breach is not cured within fifteen (15) days (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(c) if it or Sub shall have at such time independently materially breached this Agreement); and

(d)           by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any material representation or warranty of Parent or Sub shall have become untrue in any material respect, provided, that the Company shall provide written notice to Parent of such inaccuracy in Parent’s or Sub’s representations and warranties or breach by Parent or Sub and if such inaccuracy or breach is curable by Parent or Sub, respectively, within fifteen (15) days through the exercise of its commercially reasonable efforts, then for so long as Parent or Sub continues to exercise such efforts, the Company may not terminate this agreement under this Section 7.1(d) unless such breach is not cured within fifteen (15) days (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have at such time independently materially breached this Agreement); and

(e)           by the Company or Parent by written notice to the other, if the Company accepts a Superior Acquisition Proposal.

7.2           Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 7.2 which shall survive the termination of this Agreement), and, except as provided in this Section 7.2, there shall be no liability on the part of Parent, Sub or the Company, or any of their respective directors, officers, employees or stockholders, to one another.

ARTICLE 8

THE REPRESENTATIVE

8.1           Representative of the Company Preferred Stockholders and COC Recipients; Power of Attorney.

(a)           The Company hereby appoints the Representative as agent and attorney-in-fact for the Company and each Company Preferred Stockholder and COC Recipient, for and on behalf of such Stockholders and COC Recipients, to give and receive notices and communications, to authorize delivery to Parent of shares from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, and (i) the approval and adoption of this Agreement by the Company Preferred Stockholders shall constitute the Company Preferred Stockholders’ ratification of such appointment, and (ii) the execution by each COC Recipient of a COC Acceptance Form shall constitute the COC Recipient’s ratification of such appointment.  The Representative shall furnish on behalf of the Company Preferred Stockholders and COC Recipients such certificates and other documents as may from time to time be requested by the Escrow Agent.  The Representative may be changed by the Company Preferred Stockholders and COC Recipients, by vote or consent of an aggregate of a majority in interest of the Escrow Fund from time to time upon not less than thirty (30) days’ prior written notice to Parent.  Any vacancy in the position of Representative may be filled by approval of the Company Preferred Stockholders and COC Recipients holding a majority in interest of the Escrow Fund.  No bond shall be required of the Representative, and the Representative shall not receive compensation for its services.  Notices or communications to or from the Representative shall constitute notice to or from each of the Company Preferred Stockholders and COC Recipients.

(b)           The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment.  The Company Preferred Stockholders and COC Recipients having an interest in the Escrow Fund shall severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or intentional misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

(c)           In order to induce the Representative to act in such capacity, the Representative:

(i)            shall not be under any duty to give greater consideration to the interest of any Company Preferred Stockholder(s) or COC Recipient(s) than to that of any other such Person(s);

(ii)           may act in reliance upon any statement (oral or written), instrument or signature believed by the Representative to be genuine and may assume that any such statement, instrument or signature purportedly given by any Company Preferred Stockholder or COC Recipient in connection with this Agreement has been given by such Company Preferred Stockholder or COC Recipient;

(iii)          shall not be liable to the Company Preferred Stockholders or COC Recipients for any mistake of fact or error in judgment or for any acts of omission of any kind unless by the Representative’s own gross negligence, bad faith or willful misconduct;

(iv)          shall not be required to make any representation as to the validity, value or genuineness of any document or instrument held by the Representative or delivered by the Representative;

(v)           shall not be obligated to risk its own funds in the course of performing as Representative; and

(vi)          shall not have any duties or responsibilities except those expressly set forth in this Agreement or any Transaction Document to which the Representative is a party and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Representative.

8.2           Actions of the Representative.  A decision, act, consent or instruction of the Representative, including, but not limited to, an amendment, extension or waiver of this Agreement, shall constitute a decision of all the Company Preferred Stockholders and COC Recipients, as the case may be, and shall be final, binding and conclusive upon each of such Company Preferred Stockholders and COC Recipients, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each and every such Company Preferred Stockholder and COC Recipient.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

ARTICLE 9

INDEMNIFICATION

9.1           Survival.  The representations and warranties of the Parties contained in this Agreement (including without limitation obligations with respect to indemnification under this Article 9), the other Transaction Documents and in any certificate delivered pursuant hereto or thereto, shall survive the Closing until the date that is twelve (12) months after the Closing Date; provided, that if an Indemnified Party delivers, within such survival period, a Claim Notice, then such representation and warranty shall survive with respect to the Claim specified in the Claim Notice through the date such Claim is conclusively resolved.

9.2           Indemnification

(a)           By the Company, the Company Preferred Stockholders and the COC Recipients.  Subject to Section 9.6, (i) prior to the Effective Time, the Company, and (ii) on and after the Effective Time, (X) each COC Recipient, severally and pro rata based upon each Recipient’s proportionate share of the aggregate COC Incentive Payments received by it, and (Y) each Company Preferred Stockholder, severally and pro rata based upon each Company Preferred Stockholder’s proportionate share of the aggregate Merger Consideration received by it, shall indemnify, defend and hold harmless Parent, Sub and the Surviving Corporation, and their respective directors, officers and other employees, agents, advisors, successors and assigns (“Parent Indemnitees”) from and against any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, fines, penalties, interest, assessments, judgments, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto (including without limitation reasonable attorneys’ fees incurred in connection with the investigation, defense and/or prosecution thereof) (“Losses”) to the extent such Losses arise out of the circumstances described in clauses (i) through (ix) below; provided, however, that in the case of indemnification pursuant to clause (ii) below, the indemnification obligation shall be borne solely by the breaching Company Preferred Stockholder, and in the case of fraud, the indemnification obligation shall be borne solely by the defrauding Company Preferred Stockholder; and further provided, however, that in the case of indemnification pursuant to clause (iii) below, the indemnification obligation shall be borne solely by the breaching COC Recipient, and in the case of fraud, the indemnification obligation shall be borne solely by the defrauding COC Recipient; and further provided, however, that in the case of indemnification pursuant to clause (ix) below, if any liability of Parent or Surviving Corporation results in a benefit to a Company Preferred Stockholder or COC Recipient or a group of Company Preferred Stockholders or COC Recipients, but not to all of the Company Preferred Stockholders or COC Recipients, the indemnification obligation shall be borne solely by the Company Preferred Stockholder(s) or COC Recipient(s) receiving such benefit:

(i)            any material breach of any representation or warranty made by the Company herein or in any certificate delivered pursuant to this Agreement;

(ii)           any material breach of any representation or warranty made by a Company Preferred Stockholder in a letter of transmittal delivered by such Company Preferred Stockholder in accordance with Section 2.4(b)(i) or a stockholders’ questionnaire delivered by such Company Preferred Stockholder in accordance with Section 6.3(n) or any other document delivered by a Company Preferred Stockholder pursuant to this Agreement or in connection with the transactions contemplated hereby;

(iii)          any material breach of any representation or warranty made by a COC Recipient in a document delivered by such COC Recipient pursuant to this Agreement or in connection with the transactions contemplated hereby;

(iv)          any failure of the Company to perform or comply with any of the Company’s obligations under any Transaction Document;

(v)           to the extent the payment is made by the Company (but not including any loss of the deduction), any “excess parachute payment,” as such term is defined in Section 280G of the Code, determined without regard to any payments resulting from plans, programs, or arrangements entered into between any officer, director, stockholder or employee of the Company and Parent, Sub or, after the Effective Time, the Surviving Corporation;

(vi)          any claims by (x) any holder of any capital stock of the Company, or any option or warrant to purchase any capital stock of the Company or (y) any current or former employee of the Company, with respect to the sufficiency and/or allocation of the Merger Consideration or the COC Incentive Payments, including any claims by Dissenting Stockholders;

(vii)         any claim for severance or unpaid compensation by a Terminated Company Employee, other than (A) compensation accrued on the Most Recent Balance Sheet, (B) any commission earned under the Company’s North American and EMEA sales commissions plans, or (C) any Disclosed Severance Obligation; provided, however, that to the extent Parent determines to reduce the Company’s workforce in the United Kingdom or France, Parent is fully responsible for any obligations or liabilities in excess of those set forth on Section 3.15(a) of the Company Disclosure Letter, and understands and agrees that it cannot make claims against the Escrow Fund for any such amounts, unless such amounts arise from actions (x) taken by the Company prior to the Closing and (y) not specifically authorized by the Parent;

(viii)        to the extent in excess of the Company Transaction Expenses paid at Closing, any Company Transaction Expenses paid by the Surviving Corporation after the Effective Time; and

(ix)           any liability of Parent or the Surviving Corporation under Section 2.8(b).

(b)           By Parent.  Subject to Section 9.6, Parent and Sub, jointly and severally, shall indemnify, defend and hold harmless the Company and its respective current and (following the Effective Time) former stockholders (including the Company Preferred Stockholders), directors, officers and other employees (including, without limitation, the COC Recipients), agents, advisors, successors and assigns (the “Company Indemnitees”) from and against any and all Losses to the extent such Losses are based upon, arise out of or relate to:

(i)            any breach of any representation or warranty made by Parent or Sub herein or in any certificate delivered pursuant to this Agreement; and

(ii)           any failure by either Parent or Sub to perform or comply with any of its obligations under any Transaction Document.

9.3           Indemnification Procedure.  Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 9.2 (an “Indemnified Party”), including any legal proceeding or any claim by a third-party described in Section 9.5 which might give rise to indemnification hereunder, such Indemnified Party (and in the case of any Company Preferred Stockholder or COC Recipient, the Representative) shall provide notice in writing (“Claim Notice”) of such claim (a “Claim”) to the party from which indemnification is sought (the “Indemnifying Party”) and, in the case of a claim made by a

Parent Indemnitee, to the Escrow Agent; provided, that in the case of any Company Preferred Stockholder or COC Recipient as the Indemnifying Party, the Claim Notice shall be provided to the Representative; provided, further, that after the Escrow Fund is exhausted or no longer available to satisfy Claims pursuant to the indemnification provided for in Section 9.2(a), as limited by Section 9.6, any Parent Indemnitee shall provide the Claim Notice solely to the Representative.  The Claim Notice shall set forth in reasonable detail the nature of the Claim for which indemnification is sought, the factual basis of such Claim and a good faith estimate of the dollar value of the Losses for which indemnification is sought.  No such estimate shall have any effect on the extent to which the Indemnifying Parties shall have an obligation to indemnify an Indemnified Party.  All Claims made against and paid out of the Escrow Fund to the Parent Indemnitees shall be made and paid in accordance herewith and with the terms of the Escrow Agreement.

(b)           In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a notice to such effect (an “Objection Notice”), and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such Objection Notice, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims to which the Indemnifying Party shall have so objected.  If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such Claims, the Indemnified Party, and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction.  The party which receives a final, non-appealable judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

(c)           Claims for Losses specified in any Claim Notice to which an Indemnifying Party shall not object in writing within forty-five (45) days of receipt of such Claim Notice, Claims covered by a memorandum of agreement of the nature described in Section 9.3(b), Claims the validity and amount of which have been the subject of judicial determination as described in Section 9.3(b), are hereinafter referred to, collectively, as “Resolved Claims”.  While the Escrow Fund remains available to satisfy Claims pursuant to the indemnification provided for in Section 9.2(a), as limited by Section 9.6, promptly after a claim becoming a Resolved Claim, Parent and the Representative shall prepare and deliver to the Escrow Agent joint written instructions stating the Claim has become a Resolved Claim and the amount of the Loss related thereto.

9.4           Payment of Claims.  Whenever a Claim becomes a Resolved Claim in favor of any Company Indemnitees or, whenever an Excess Claim becomes a Resolved Claim in favor of any Parent Indemnitees, then within ten (10) days of the determination of the amount of any such Resolved Claims, the Indemnifying Party shall, subject to Section 9.6, pay to the Indemnified Party an amount equal to the Resolved Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying

Party not less than two (2) business days prior to such payment; provided, however, in the case of any payment relating to an Excess Claim, such payment shall be reduced by the amount, if any, that was satisfied out of the Escrow Fund.  In the event the Indemnified Party is Parent, Parent shall satisfy the Resolved Claim proportionately from the Stock Escrow Fund and the Cash Escrow Fund in accordance with the terms of the Escrow Agreement.

9.5           Third-Party Claims.  If a claim by a third-party is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under Section 9.2, such Indemnified Party shall promptly provide a Claim Notice to the Indemnifying Party of such claims; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.  The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, that (a) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided, that the fees and expenses of such counsel shall be borne by such Indemnified Party and (b) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom.  So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the prior written consent of the Indemnifying Party.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim and shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, however, that the Indemnified Party shall reasonably contest such claim with the good faith intent to minimize, to the extent reasonably possible, the ultimate liability, cost and expense to the Indemnifying Party and/or against the Escrow Fund.  The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Article 9 and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.  The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

9.6           Limitations of Liability.

(a)           Deductible and Limits on Liability

(i)            No amount shall be payable by an Indemnifying Party (or if such Indemnifying Party is the Company Preferred Stockholders or COC Recipient, all of the Company Preferred Stockholders and COC Recipients collectively) to an Indemnified Party (which shall include the Parent Indemnitees in the case of Section 9.7) with respect to any claims for indemnification pursuant to Sections 2.8, 9.2(a) or 9.7 unless and until the aggregate amount of such claims required to be indemnified by the Indemnifying Party pursuant hereto exceeds one hundred thousand dollars ($100,000), in which case the Indemnifying Party shall be liable to the Indemnified Party for only the amount of all indemnified claims in excess of $100,000, subject to the other provisions of this Section 9.6; provided, however, that any indemnification claim arising under Section 2.8 or clause (vi) of Section 9.2(a) shall neither be limited by such deductible or be included in the claims aggregated to determine the satisfaction thereof.

(ii)           (A) Except for Excess Claims, recourse to the Escrow Fund shall provide the sole and exclusive remedy for Claims for Losses under Sections 9.2(a) and 9.7.

(B) Claims arising out of or relating to (1) a breach by the Company of its representations and warranties in Section 3.3, (2) a breach by any Company Preferred Stockholder in a letter of transmittal delivered by such Company Preferred Stockholder in accordance with Section 2.4(b)(i) with respect to such Company Preferred Stockholder’s ownership of any Company Stock (“Ownership Representations”), (3) fraud, or (4) claims arising under clause (vi) of Section 9.2(a) (“9.2(a)(vi) Claims”, and together with claims under clauses (1), (2) and (3) of this Section 9.6(a)(ii)(B), “Excess Claims”) shall not be limited to the Escrow Fund and the aggregate liability of the Company and the Company Preferred Stockholders and COC Recipients to the Parent Indemnitees for any Excess Claim shall not exceed the Total Transaction Consideration; provided, however, notwithstanding the foregoing, that any Company Preferred Stockholder’s (or COC Recipient’s) individual liability with respect to any specific Loss shall not exceed such Company Preferred Stockholder’s (or COC Recipient’s) pro rata share (determined by comparing the aggregate consideration received by such Company Preferred Stockholder (or COC Recipient) to the Total Transaction Consideration) of such Loss unless the Loss relates to a breach of the Ownership Representation by such Company Preferred Stockholder, in which case such Company Preferred Stockholder’s individual liability shall be limited to the Merger Consideration received by such Company Preferred Stockholder; provided, further, that the Company Preferred Stockholders’ and COC Recipients’ liability for any 9.2(a)(vi) Claims shall be limited to $300,000 in excess of the amounts available from the Escrow Fund and only after such 9.2(a)(vi) Claims (x) exceed both $250,000 in the aggregate and (y) otherwise exceed all amounts available from the Escrow Fund; provided, further, that nothing in the foregoing proviso shall limit any 9.2(a)(vi) Claim that can be satisfied from the Escrow Fund.

(C) Except in the case of fraud, Claims arising out of or relating to a breach by Parent of its representations and warranties shall be limited to the Total Transaction Consideration, and the aggregate liability of the Parent and the Surviving Corporation to the Company Preferred Stockholders and COC Recipients shall not exceed the Total Transaction Consideration.

(b)           Duty to Mitigate Losses.  Nothing herein shall be deemed to relieve any Indemnified Party hereto from any duty to mitigate any Losses under applicable law.

(c)           No Double Recovery.  No Indemnified Party shall be entitled to be indemnified more than once under this Agreement for the same claim.

(d)           Net Damages.  Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party under Section 9.2 shall be calculated after giving effect to any proceeds, benefits or recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third-party, including any proceeds from insurance policies covering the event or claim giving rise to the indemnification obligation (but net of any increase in insurance premiums as a result of the event or claim giving rise to the indemnification obligation ).

9.7           Indemnification for Taxes.

(a)           Notwithstanding any provision to the contrary contained in this Agreement, and without duplicating any obligation under any other provision of this Article 9, until the expiration of the applicable statute of limitations and subject to the limitation set forth in Section 9.6, the Company Preferred Stockholders and COC Recipients agree to indemnify, defend and hold harmless the Parent Indemnitees on an after-tax basis against (i) all Taxes, losses, claims and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.12 (Taxes) of this Agreement to be true and correct as of the Closing Date; (ii) all Taxes imposed on or asserted against the properties, income or operations of the Company or its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, for all Pre-Closing Periods to the extent such Taxes are not reflected in the Closing Date Working Capital, are not attributable to compensation payable by reason of the actions described in Section 5.11, are not attributable to any amendment to any Return filed, or other change made, by Parent or the Surviving Corporation following the Closing Date, or are not taken into account in determining the Adjustment Amount; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group (“Group”) of which Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date imposed on the Company or any of its Subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law.

(b)           In the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company and its Subsidiaries that relate to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)           Parent shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company and its Subsidiaries that are filed after the Closing Date.  Any such Returns that include periods beginning prior to the Closing Date shall be prepared, to the extent permitted by applicable law, on the same basis as the last previous such Returns or on as near to the same basis as possible, unless there is no reasonable basis for such position.  Parent shall permit Representative (or an advisor appointed by Representative) to review and comment on each such Return prior to filing and shall make such revisions to such Returns as are reasonably requested by Representative.

9.8           Exclusive Remedy.  Following the Closing, the rights of any Indemnified Party under Article 9, including the rights of the Parent Indemnitees under Section 9.7, shall be the exclusive remedy of such Indemnified Party with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of another Party contained in this Agreement, any other Transaction Document, any exhibit or schedule hereto or thereto or any certificate or writing delivered in connection therewith or in any other manner relating to the transactions contemplated hereby or thereby, regardless of the cause of action, except in the case of fraud, in which case, the foregoing limitation shall not apply.

9.9           Characterization of Indemnity Payments.  Any indemnity payments made pursuant to this Article 9 shall be treated as an adjustment to the Merger Consideration to the maximum extent possible.

ARTICLE 10

MISCELLANEOUS

10.1         Fees and Expenses.  Each Party will bear its respective fees and expenses incurred with respect to this Agreement.

10.2         Representations and Warranties.  Parent acknowledges that except as set forth in this Agreement or in the other Transaction Documents and in any certificates or other documents expressly required to be delivered at or prior to Closing by this Agreement, the Company is not making any other representations and warranties and such representations and warranties are the only representations and warranties on which Parent has in making its investment hereunder.

10.3         Extension; Waiver.  At any time prior to the Effective Time, the Parties, by action taken by or on behalf of the Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.4         Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a)           if to the Company prior to the Closing, to it at:

Requisite Technology, Inc.

10155 Westmoor Drive, Suite 225

Westminster, Colorado  80021

Attention:  Susan L. Oakes, Chief Legal Officer

Fax:  303-474-8191

If to the Representative before or after the Closing, to him at:

Thomas G. Washing

Sequel Venture Partners

4430 Arapahoe Avenue, Suite 220

Boulder, CO  80303

Fax:  (303) 546-9728

in each case with a copy (which shall not constitute notice) to:

Holme Roberts & Owen LLP

1700 Lincoln Street

Suite 4100

Denver, CO  80203-4541

Attention: Richard R. Plumridge

Fax: (303) 866-0200

(b)           if to either Parent or Sub, to it at:

Click Commerce, Inc.

233 North Michigan Avenue

Chicago, IL  60601

Attention: General Counsel

Fax: (312) 482-8557

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606
Attention: Mark A. Harris
Fax: (312) 984-3669

or to such other Person or address as any Party shall specify by notice in writing to each of the other parties.  All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third (3rd)

Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

10.5         Entire Agreement.  This Agreement and the other Transaction Documents contain the entire understanding of the Parties with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

10.6         Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and, with respect to the provisions of Article 9, shall inure to the benefit of the Persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof and with respect to the provisions of Sections 2.4(e) and 2.5 and Article 8 and Article 9, shall be binding upon the Company Preferred Stockholders to the extent provided therein.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties, except that Sub may assign and transfer its right and obligations hereunder to any of its Affiliates.  Except as provided in the first sentence of this Section 10.6, nothing in this Agreement, expressed or implied, is intended to confer on any Person (including any current or former employees of the Company), other than the Parties, any rights or remedies.

10.7         Amendment and Modification.  Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the Parties in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action authorized by the respective Boards of Directors of Parent, Sub and the Company or, in the case of Parent or Sub, by the respective officers authorized by their respective Board of Directors; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

10.8         Further Actions.  Each of the Parties agrees that, subject to its legal obligations, it shall use its commercially reasonable efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

10.9         Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.10       Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

10.11       Facsimile Signatures.  Any signature page delivered pursuant to this Agreement or any other document related hereto via facsimile shall be binding to the same extent as an original signature.  Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

10.12       Applicable Law; Waiver of Jury Trial.

(a)           This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to conflict of law principles.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12(b).

10.13       Severability.  In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.14       Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

*   *   *   *   *

IN WITNESS WHEREOF, each of Parent, Sub, the Company and the Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

REQUISITE TECHNOLOGY, INC.

By	/s/ Larry Lenhart
Name: Larry Lenhart
Title: President and CEO

REQUISITE ACQUISITION INC.

By	/s/ John M. Tuhey
Name: John. M. Tuhey
Title: Secretary

CLICK COMMERCE, INC.

By	/s/ Michale W. Ferro, Jr.
Name: Michael W. Ferro, Jr.
Title: Chairman and Chief Executive Officer

REPRESENTATIVE

By	/s/ Thomas G. Washing
Name: Thomas G. Washing

Schedule 2.14

Calculation of Working Capital Target Amount

The Working Capital Target Amount has been prepared in conformity with the accounting principles, policies and practices used in preparation of the FY04 Audited Financial Statements and the Stub Unaudited Financial Statements, and consists of the following estimated Company assets and includes deductions for the following estimated Company liabilities at the Effective Time:

a)             Cash and cash equivalents;

b)            Restricted cash;

c)             Accounts receivable, net of any allowances for doubtful accounts;

d)            Other current assets;

less deductions for:

e)             Accounts payable;

f)             Accrued liabilities;

g)            Current portion of deferred revenues; and

h)            Liabilities related to this transaction, including but not limited to Company Transaction Expenses, all expenses incurred prior to the Effective Time in connection with the preparation work to be done with respect to obtaining auditors’ consents, all Disclosed Severance Obligations for Terminated Company Employees, and all expenses related to a three year tail for the Company’s D&O Insurance to be purchased by the Company.

Company assets that are excluded from the calculation of the Working Capital Target Amount (and shall be excluded from the calculation of the Closing Date Working Capital) are property, plant and equipment and other non-current assets not identified above.  Company liabilities excluded from the calculation of the Working Capital Target Amount (and shall be excluded from the calculation of the Closing Date Working Capital) are the non-current portion of deferred revenues.

If there is a conflict between the Company’s accounting principles and GAAP, then GAAP shall prevail, provided, however, that the preparation of the Working Capital Target Amount and the Closing Date Working Capital reflect the principles specified in this Schedule 2.14, regardless of whether such principles conflict with the Company’s accounting principles or GAAP.

For the avoidance of doubt and based on the foregoing, the Working Capital Target Amount is $6,630,000, the calculation of which is set forth in the table below.  Further, the COC

Incentive Payments have been excluded from the calculation of the Working Capital Target Amount, and shall be excluded from the calculation of Closing Date Working Capital.